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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-158424

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Maximum offering price per share	Maximum aggregate offering price	Amount of registration fee

Common Stock, $0.25 par value per share	14,662,500(1)	$23.90	$350,433,750	$19,554.20(2)

(1)
Includes 1,912,500 shares that the underwriters may purchase to cover over-allotments, if any.

(2)
Calculated in accordance with Rule 456(b) and 457(r) of the Securities Act of 1933.

PROSPECTUS SUPPLEMENT
(To prospectus dated April 6, 2009)

12,750,000 Shares

Ventas, Inc.

Common Stock

        Ventas, Inc. is offering 12,750,000 shares of common stock to be sold pursuant to this prospectus supplement and the accompanying prospectus. Our common stock is listed on the New York Stock Exchange under the symbol "VTR." On April 6, 2009, the last reported sale price for our common stock was $25.42 per share.

        Investing in our common stock involves risks. See "Risk Factors" on page S-4 of this prospectus supplement.

	Per Share	Total
Public offering price	$23.900	$304,725,000
Underwriting discount	$0.956	$12,189,000
Proceeds, before expenses, to us	$22.944	$292,536,000

        The underwriters may also purchase up to an additional 1,912,500 shares of common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares of common stock to purchasers on or about April 13, 2009.

Joint Book-Running Managers

Merrill Lynch & Co.	Citi	UBS Investment Bank
Senior Co-Manager
Calyon Securities (USA) Inc.
Co-Managers

BMO Capital Markets	KeyBanc Capital Markets

The date of this prospectus supplement is April 7, 2009.

        This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control.

        You should read this document together with additional information described under the heading "Where You Can Find More Information and Incorporation by Reference." You should rely only on the information contained or incorporated by reference in this document. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus supplement and the accompanying prospectus, as well as the information we have previously filed with the Securities and Exchange Commission (the "Commission") and incorporated by reference in this document, is accurate only as of its date or the date which is specified in those documents.

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        Unless the context otherwise requires, the following terms used in this prospectus supplement will have the meanings below:

  •
  the terms "we," "us," "our" or similar terms and "Ventas" refer to Ventas, Inc., a Delaware corporation, together with its subsidiaries;

  •
  the term "Ventas Realty" refers to Ventas Realty, Limited Partnership, a Delaware limited partnership;

  •
  the term "Ventas Capital" refers to Ventas Capital Corporation, a Delaware corporation; and

  •
  the term "Sunrise" refers to Sunrise Senior Living, Inc., a Delaware corporation, together with its subsidiaries.

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PROSPECTUS SUPPLEMENT SUMMARY

        This summary contains basic information about us, our common stock and this offering. Because this is a summary, it does not contain all of the information you should consider before investing in our common stock. You should carefully read this summary together with the more detailed information and financial statements and notes thereto contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. To fully understand this offering, you should read all of these documents.

Ventas, Inc.

        We are a real estate investment trust ("REIT") with a geographically diverse portfolio of seniors housing and healthcare properties in the United States and Canada. As of December 31, 2008, this portfolio consisted of 513 assets: 248 seniors housing communities, 192 skilled nursing facilities, 41 hospitals and 32 medical office buildings ("MOBs") and other properties in 43 U.S. states and two Canadian provinces. With the exception of our seniors housing communities that are managed by Sunrise pursuant to long-term management agreements and the majority of our MOBs, we lease our properties to healthcare operating companies under "triple-net" or "absolute net" leases, which require the tenants to pay all property-related expenses. We also had real estate loan investments relating to seniors housing and healthcare companies as of December 31, 2008.

        We conduct substantially all of our business through our wholly owned subsidiaries, Ventas Realty, PSLT OP, L.P. and Ventas SSL, Inc. Our primary business consists of acquiring, financing and owning seniors housing and healthcare properties and leasing those properties to third parties or operating those properties through independent third party managers.

        Our business strategy is comprised of three principal objectives: (1) portfolio diversification; (2) stable earnings and growth; and (3) maintaining a strong balance sheet and liquidity. While current conditions in the capital markets persist, maintaining a strong balance sheet and liquidity will be our primary focus.

        Our principal executive offices are located at 111 South Wacker Drive, Suite 4800, Chicago, Illinois, 60606, and our telephone number is (877) 483-6827. We maintain a website on the Internet at http://www.ventasreit.com. Information on our website is not incorporated by reference herein and our web address is included in this prospectus supplement as an inactive textual reference only.

Recent Developments

Senior Notes Offering

        Ventas Realty and Ventas Capital are offering $200.0 million aggregate principal amount of their 6 1/2% Senior Notes due 2016 in a separate offering (the "Senior Notes Offering") pursuant to a separate prospectus supplement. The consummation of this offering of common stock is not conditioned on the closing of the Senior Notes Offering. We may not complete the Senior Notes Offering. This prospectus supplement relates only to the offering of common stock and not to the Senior Notes Offering.

Tender Offers

        On April 6, 2009, we commenced four separate offers (each, an "Offer" and collectively, the "Tender Offers") to purchase for up to $310.0 million in cash Ventas Realty's and Ventas Capital's (1) 6 3/4% Senior Notes due 2010 (the "2010 Notes"), (2) 9% Senior Notes due 2012 (the "2012 Notes"), (3) 6 5/8% Senior Notes due 2014 (the "2014 Notes") and (4) 7 1/8% Senior Notes due 2015 (the "2015 Notes" and, together with the 2010 Notes, 2012 Notes and 2014 Notes, the "Tender Offer Notes"), each subject to the relevant terms and conditions set forth in the Offer to Purchase related to the Tender Offers. Each Offer will expire at 12:00 midnight, New York City time, on May 1, 2009, unless any such Offer is extended or earlier terminated. As of April 6, 2009, there was approximately $102.1 million aggregate principal amount of 2010 Notes outstanding, $186.8 million aggregate principal amount of 2012 Notes outstanding, $175.0 million aggregate principal amount of 2014 Notes outstanding and $170.0 million aggregate principal amount of 2015 Notes outstanding.

        Assuming the conditions of each Offer are satisfied, the maximum aggregate purchase price of the Tender Offer Notes that we accept for purchase will be $310.0 million. If we complete the Tender Offers, the net proceeds of this offering, together with the net proceeds of the Senior Notes Offering, cash on hand and/or borrowings under our unsecured revolving credit facilities, will be used to fund purchases of the Tender Offer Notes pursuant to the Tender Offers. If the underwriters exercise their overallotment option, we will use the proceeds of such exercise in lieu of cash on hand and/or borrowings under our unsecured revolving credit facilities to fund purchases of the Tender Offer Notes (or repay amounts borrowed under our unsecured revolving credit facilities to fund such purchases). See "Use of Proceeds."

        Our obligation to accept for payment, and to pay for, any Tender Offer Notes validly tendered pursuant to each Offer is subject to, among other things, (1) our receiving aggregate gross proceeds of at least $300.0 million from the Senior Notes Offering and this offering and (2) the satisfaction of the customary general conditions described in the Offer to Purchase.

        The consummation of this offering is not conditioned on the completion of the Tender Offers or the Senior Notes Offering.

 THE OFFERING

        For a description of our common stock, see "Description of Ventas, Inc. Common Stock" in the accompanying prospectus.

Securities offered by us	12,750,000 shares of common stock.
Common stock to be outstanding after this offering	156,200,169 shares.
Use of proceeds	The net proceeds of this offering are approximately $292.1 million (approximately $336.0 million if the underwriters' overallotment option is exercised in full), after deducting the underwriting discount and estimated expenses of this offering. We intend to use the net proceeds from this offering, together with the net proceeds of the Senior Notes Offering, cash on hand and/or borrowings under our unsecured revolving credit facilities, to purchase the Tender Offer Notes pursuant to the Tender Offers described under "Prospectus Supplement Summary—Recent Developments." If the underwriters exercise their overallotment option, we will use the proceeds of such exercise in lieu of cash on hand and/or borrowings under our unsecured revolving credit facilities to fund purchases of Tender Offer Notes (or repay amounts borrowed under our unsecured revolving credit facilities to fund such purchases). The consummation of this offering is not conditioned on the completion of the Tender Offers or the Senior Notes Offering. If the net proceeds of this offering and the Senior Notes Offering are greater than the amount required to purchase Tender Offer Notes in the Tender Offers, we anticipate that we will use the excess net proceeds to repay indebtedness outstanding under our unsecured revolving credit facilities and for working capital and other general corporate purposes, including to fund future acquisitions or investments, if any. See "Use of Proceeds."
Restrictions on ownership and transfer	Our amended and restated certificate of incorporation contains restrictions on ownership and transfer of our common stock intended to assist us in maintaining our status as a REIT for federal and/or state income tax purposes. For example, our amended and restated certificate of incorporation generally restricts any person from acquiring beneficial ownership, either directly or indirectly, of more than 9% of our outstanding shares of common stock, as more fully described in the section entitled "Description of Ventas, Inc. Common Stock" in the accompanying prospectus.
Risk factors	See "Risk Factors" and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
New York Stock Exchange symbol	VTR

        Unless expressly stated otherwise, the information set forth above and throughout this prospectus supplement assumes no exercise of the underwriters' overallotment option. See "Underwriting." The number of shares to be outstanding after this offering as shown above is based on 143,450,169 shares of our common stock outstanding as of March 31, 2009.

RISK FACTORS

        Investing in our common stock will provide you with an equity ownership in Ventas. As one of our stockholders, you will be subject to risks inherent in our business. The trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein before deciding to invest in shares of our common stock.

Risks Arising from Our Business

We depend on Kindred and Brookdale Senior Living for a significant portion of our revenues and operating income; Any inability or unwillingness by Kindred or Brookdale Senior Living to satisfy its obligations under its agreements with us could have a Material Adverse Effect on us.

        We lease a substantial portion of our properties to Kindred Healthcare, Inc. (together with its subsidiaries, "Kindred") and Brookdale Senior Living Inc. (together with its subsidiaries, which include Brookdale Living Communities, Inc. ("Brookdale") and Alterra Healthcare Corporation ("Alterra"), "Brookdale Senior Living") and they are each a significant source of our total revenues and operating income. Since our master lease agreements with Kindred (the "Kindred Master Leases") and our leases with Brookdale Senior Living are triple-net leases, we depend on Kindred and Brookdale Senior Living not only for rental income, but also to pay insurance, taxes, utilities and maintenance and repair expenses in connection with the leased properties. Any inability or unwillingness by Kindred or Brookdale Senior Living to make rental payments to us or to otherwise satisfy its obligations under its agreements with us could have a material adverse effect on our business, financial condition, results of operations and liquidity, on our ability to service our indebtedness and other obligations and on our ability to make distributions to our stockholders, as required for us to continue to qualify as a REIT (a "Material Adverse Effect"). Any failure by Kindred or Brookdale Senior Living to effectively conduct its operations could adversely affect its business reputation and ability to attract and retain patients and residents in its properties and also could have a Material Adverse Effect on us. Moreover, Kindred and certain subsidiaries of Brookdale Senior Living, namely Brookdale and Alterra, have agreed to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities arising in connection with their respective businesses. We cannot assure you that Kindred or such subsidiaries of Brookdale Senior Living will have sufficient assets, income, access to financing and insurance coverage to enable it to satisfy these indemnification obligations.

The properties managed by Sunrise account for a significant portion of our revenues and operating income; Adverse developments in Sunrise's business and affairs or financial condition could have a Material Adverse Effect on us.

        Sunrise currently manages 79 of our seniors housing communities pursuant to long-term management agreements. These properties represent a substantial portion of our portfolio, based on their gross book value, and account for a significant portion of our revenues and operating income. Although we have various rights as owner under the Sunrise management agreements, we rely on Sunrise's personnel, good faith, expertise, historical performance, technical resources and information systems, proprietary information and judgment to manage our properties efficiently and effectively. We also rely on Sunrise to set resident fees, to provide accurate property-level financial results for our properties in a timely manner and to otherwise operate those properties in accordance with the terms of our management agreements and in compliance with all applicable laws and regulations. For example, we depend on Sunrise's ability to attract and retain skilled management personnel who are responsible for the day-to-day operations of our seniors housing communities. A shortage of nurses or other trained personnel or general inflationary pressures may force Sunrise to enhance its pay and benefits package to compete effectively for such personnel, and Sunrise may not be able to offset such added costs by increasing the rates charged to residents. Any increase in these costs, which are included in the operating budget for each property, any failure by Sunrise to attract and retain qualified personnel, or any change in Sunrise's senior management could adversely affect the income we receive from these properties and have a Material Adverse Effect on us.

        In addition, any adverse developments in Sunrise's business and affairs, financial strength or ability to operate our properties efficiently and effectively could have a Material Adverse Effect on us. As a result of the current economic and credit crisis and Sunrise's weakened financial condition, as disclosed in Sunrise's filings with the Commission and other public announcements, Sunrise may experience significant financial, legal, accounting or regulatory difficulties, which could result in, among other adverse events, acceleration of its indebtedness, the inability to renew or extend its revolving credit facility, the enforcement of default remedies by its counterparties or the commencement of insolvency proceedings under the U.S. Bankruptcy Code by or against Sunrise. Any one or a combination of these events could have a Material Adverse Effect on us.

The severe weakening economy could adversely impact our operating income and earnings, as well as the results of operations of our tenants and operators, which could impair their ability to meet their obligations to us.

        The United States is experiencing a recession which is nearing the longest duration since the Great Depression. Continued concerns about the uncertainty over whether our economy will be adversely affected by inflation, deflation or stagflation, and the systemic impact of increased unemployment, volatile energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market and a severely distressed real estate market have contributed to increased market volatility and weakened business and consumer confidence. This difficult operating environment could adversely affect our ability to generate revenues and/or increase our costs at our Sunrise-managed properties, thereby reducing our operating income and earnings. It could also have an adverse impact on the ability of our tenants and operators to maintain occupancy rates in our properties, which could harm their financial condition. If these economic conditions continue, we may experience operating deficiencies at our Sunrise-managed properties and/or our tenants and operators may be unable to meet their rental payments and other obligations due to us, which could have a Material Adverse Effect on us.

We face potential adverse consequences of bankruptcy or insolvency by our tenants, operators, borrowers, managers and other obligors.

        We are exposed to the risk that our tenants, operators, borrowers, managers or other obligors could become bankrupt or insolvent. Although our lease, loan and management agreements provide us with the right to exercise certain remedies in the event of default on the obligations owing to us or upon the occurrence of certain insolvency events, the bankruptcy and insolvency laws afford certain rights to a party that has filed for bankruptcy or reorganization. For example, a debtor-lessee may reject its lease with us in a bankruptcy proceeding. In such a case, our claim against the debtor-lessee for unpaid and future rents would be limited by the statutory cap of the U.S. Bankruptcy Code. This statutory cap might be substantially less than the remaining rent actually owed under the lease, and it is quite likely that any claim we might have for unpaid rent would not be paid in full. In addition, a debtor-lessee may assert in a bankruptcy proceeding that its lease should be re-characterized as a financing agreement. If such a claim is successful, our rights and remedies as a lender, compared to a landlord, would generally be more limited. Similarly, if a debtor-manager seeks bankruptcy protection, the automatic stay provisions of the U.S. Bankruptcy Code would preclude us from enforcing our remedies against the manager unless relief is first obtained from the court having jurisdiction over the bankruptcy case. In the event of an obligor bankruptcy, we may also be required to fund certain expenses and obligations (e.g. real estate taxes, debt costs and maintenance expenses) to preserve the value of our properties, avoid the imposition of liens on a property and/or transition a property to a new tenant, operator or manager.

We may be unable to reposition our properties on as favorable terms, or at all, if we have to replace any of our tenants or operators, and we may be subject to delays, limitations and expenses in repositioning our assets.

        We cannot predict whether our tenants will renew existing leases upon the expiration of the terms thereof. If the Kindred Master Leases, our leases with Brookdale Senior Living or any of our other leases are not renewed, we would be required to reposition those properties with another tenant or operator. In certain circumstances, we could also exercise our right to replace any tenant or operator upon a default under the terms of the applicable lease. In case of non-renewal, our tenants are required to continue to perform all obligations (including the payment of all rental amounts) for any assets that are not renewed until expiration of the then current lease term. We generally have one year to arrange for the repositioning of non-renewed assets prior to the expiration of the lease term. If we exercise our right to replace a tenant upon a default under a lease, during any period that we are attempting to locate a suitable replacement tenant or operator, there could be a decrease or cessation of rental payments on those properties. We cannot assure you that we would be successful in identifying suitable replacements or entering into leases with new tenants or operators on terms as favorable to us as our current leases, if at all. In this event, we may be required to fund certain expenses and obligations (e.g. real estate taxes, debt costs and maintenance expenses) to preserve the value and avoid the imposition of liens on properties while they are being repositioned.

        Our ability to reposition our properties with another suitable tenant or operator could be significantly delayed or limited by various state licensing receivership, certificate of need or other laws, as well as by the Medicare and Medicaid change-of-ownership rules. We could also incur substantial additional expenses in connection with any licensing, receivership or change-of-ownership proceedings. These delays, limitations and expenses could materially delay or impact our ability to reposition our properties, collect rent, obtain possession of leased properties or otherwise to exercise remedies for tenant default and could have a Material Adverse Effect on us.

Our counterparties may not be able to satisfy their obligations to us due to the continued turmoil and uncertainty in the capital markets.

        As a result of current economic conditions, including turmoil and uncertainty in the capital markets, credit markets have tightened significantly such that the ability to obtain new capital has become more challenging and more expensive. In addition, several large financial institutions have either recently failed or become dependent on the assistance of the U.S. federal government to continue to operate as a going concern. Interest rate fluctuations, financial market volatility or credit market disruptions could limit the ability of our tenants, operators and managers to obtain credit to finance their businesses on acceptable terms, which could adversely affect their ability to satisfy their obligations to us. Similarly, if any of our other counterparties, such as letter of credit issuers, insurance carriers, banking institutions, title companies and escrow agents, experiences difficulty in accessing capital or other sources of funds or fails to remain a viable entity, it could have a Material Adverse Effect on us.

We may be unable to successfully foreclose on the collateral securing our real estate loan investments, and even if we are successful in our foreclosure efforts, we may be unable to successfully reposition the properties, which may adversely affect our ability to recover our investments.

        If a borrower defaults under one of our mortgage loans, we may have to foreclose on the loan, as we are doing with respect to three outstanding first mortgage loans in the aggregate principal amount of $20.0 million, or protect our interest by acquiring title to the property and thereafter making substantial improvements or repairs in order to maximize the property's investment potential. The borrower may contest enforcement of foreclosure or other remedies, seek bankruptcy protection against our exercise of enforcement or other remedies and/or bring claims for lender liability in response to actions to enforce mortgage obligations. If the borrower seeks bankruptcy protection, the automatic stay provisions of the U.S. Bankruptcy Code would preclude us from enforcing foreclosure or other remedies against the borrower unless relief is first obtained from the court having jurisdiction over the bankruptcy case. Foreclosure-related costs, high loan-to-value ratios or declines in the value of the property may prevent us from realizing an amount equal to our mortgage loans upon foreclosure, and we may be required to record valuation allowance for such losses. Even if we are able to successfully foreclose on the collateral securing our real estate loan investments, we may inherit properties that we are unable to expeditiously reposition with new tenants or operators, if at all, which would adversely affect our ability to recover our investment.

We are exposed to various operational risks, liabilities and claims with respect to our operating assets that may adversely affect our ability to generate revenues and/or increase our costs and could have a Material Adverse Effect on us.

        We are exposed to various operational risks, liabilities and claims with respect to our operating assets, including our Sunrise-managed properties and our medical office buildings, that may adversely affect our ability to generate revenues and/or increase our costs, thereby reducing our profitability. These risks include fluctuations in occupancy levels, the inability to achieve economic resident fees (including anticipated increases in those fees), rent control regulations, increases in costs of materials, energy, labor and services, national and regional economic conditions, the imposition of new or increased taxes, capital expenditure requirements, professional and general liability claims and the availability and costs of professional and general liability insurance. Any one or a combination of these factors could result in operating deficiencies at our operating assets which could have a Material Adverse Effect on us.

We may encounter certain risks when implementing our business strategy to pursue investments in, and/or acquisitions or development of, additional seniors housing and/or healthcare assets.

        We intend to continue to pursue investments in, and/or acquisitions or development of, additional seniors housing and/or healthcare assets domestically and internationally, subject to the contractual restrictions contained in our unsecured revolving credit facilities and the indentures governing our outstanding senior notes. Investments in and acquisitions of these properties entail general risks associated with any real estate investment, including risks that the investment will fail to perform in accordance with expectations, that the estimates of the cost of improvements necessary for acquired properties will prove inaccurate or that the tenant, operator or manager will fail to meet performance expectations. In addition, any new development projects that we pursue would be subject to risks of construction delays or cost overruns that may increase project costs, new project commencement risks such as receipt of zoning, occupancy and other required governmental approvals and permits and the risk of incurring development costs in connection with projects that are not pursued to completion. Investments in and acquisitions of properties outside the United States would also expose us to legal, economic and market risks associated with operating in foreign countries, such as currency and tax risks. If we incur additional debt or issue equity securities, or both, to finance future investments, acquisitions or development activity, our leverage could increase or our per share financial results may be reduced.

        When we attempt to finance, acquire or develop properties, we compete with healthcare providers, other healthcare REITs, healthcare lenders, real estate partnerships, banks, insurance companies, private equity and other investors, some of whom are significantly larger and have substantially greater financial resources than we do. Our ability to compete successfully for investment and acquisition opportunities is affected by many factors, including our cost of obtaining debt and equity capital at rates comparable to or better than our competitors. Increased competition makes it more challenging for us to identify and successfully capitalize on opportunities that meet our business objectives and could improve the bargaining power of property owners seeking to sell, thereby impeding our investment, acquisition and development activities. See "Business—Competition" included in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2008. Even if we succeed in identifying and competing for such opportunities, we could encounter unanticipated difficulties and expenditures relating to the properties or businesses we invest in or acquire, the investment or acquisition could divert management's attention from our existing business, or the value of such investment or acquisition could decrease substantially, some or all of which could have a Material Adverse Effect on us.

        Furthermore, as we continue to implement our business strategy to pursue investments in, and/or acquisitions or development of, additional seniors housing and/or healthcare assets or businesses, we expect to increase the number of operators of our properties and, potentially, our business segments. We cannot assure you that we will have the capabilities to successfully monitor and manage a portfolio of properties with a growing number of operators and/or manage such businesses.

Our investments are concentrated in seniors housing and healthcare real estate, making us more vulnerable economically than if our investments were diversified.

        We invest primarily in real estate—in particular, seniors housing and healthcare properties. This concentration exposes us to all of the risks inherent in investments in real estate to a greater degree than if our portfolio was diversified, and these risks are magnified by the fact that our real estate investments are limited to properties used in the seniors housing or healthcare industries. If the current downturn in the real estate industry continues or intensifies, it could adversely affect the value of our properties and our ability to sell properties for a price or on terms acceptable to us. A downturn in the seniors housing or healthcare industries could negatively impact our operating income and earnings, as well as our operators' ability to make rental payments to us, which, in turn, could have a Material Adverse Effect on us.

        Because real estate investments are relatively illiquid, our ability to quickly sell or exchange any of our properties in response to changes in economic or other conditions will be limited. We cannot give any assurances that we will recognize full value for any property that we are required to sell for liquidity reasons. This inability to respond quickly to changes in the performance of our investments could adversely affect our business, results of operations and financial condition.

        Furthermore, the healthcare industry is highly regulated, and changes in government regulation and reimbursement in the past have had material adverse consequences on the industry in general, which consequences may not have been contemplated by lawmakers and regulators. We cannot assure you that future changes in government regulation of healthcare will not have a material adverse effect on the healthcare industry, including our seniors housing and healthcare operations, tenants and operators. Our ability to invest in non-seniors housing or non-healthcare properties is restricted by the terms of our unsecured revolving credit facilities, so these adverse effects may be more pronounced than if we diversified our investments outside of real estate or outside of seniors housing or healthcare.

Our tenants, operators and managers may be adversely affected by increasing healthcare regulation and enforcement.

        Over the last several years, the regulatory environment surrounding the long-term healthcare industry has intensified both in the amount and type of regulations and in the efforts to enforce those regulations. This is particularly true for large for-profit, multi-facility providers like Kindred, Brookdale

Senior Living and Sunrise. The extensive federal, state and local laws and regulations affecting the healthcare industry include those relating to, among other things, licensure, conduct of operations, ownership of facilities, addition of facilities and equipment, allowable costs, services, prices for services, qualified beneficiaries, quality of care, patient rights, fraudulent or abusive behavior, and financial and other arrangements which may be entered into by healthcare providers. Changes in enforcement policies by federal and state governments have resulted in a significant increase in the number of inspections, citations of regulatory deficiencies and other regulatory sanctions, including terminations from the Medicare and Medicaid programs, bars on Medicare and Medicaid payments for new admissions, civil monetary penalties and even criminal penalties. See "Governmental Regulation—Healthcare Regulation" included in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2008.

        If our tenants, operators and managers fail to comply with the extensive laws, regulations and other requirements applicable to their businesses and the operation of our properties, they could become ineligible to receive reimbursement from governmental and private third-party payor programs, face bans on admissions of new patients or residents, suffer civil and/or criminal penalties and/or be required to make significant changes to their operations. Our tenants, operators and managers also could be forced to expend considerable resources responding to an investigation or other enforcement action under applicable laws or regulations. In such event, the results of operations and financial condition of our tenants, operators and managers and the results of operations of our properties operated or managed by those entities could be adversely affected, which, in turn, could have a Material Adverse Effect on us. We are unable to predict the future course of federal, state and local regulation or legislation, including the Medicare and Medicaid statutes and regulations, and any changes in the regulatory framework could likewise have a material adverse effect on our tenants, operators and managers, which, in turn, could have a Material Adverse Effect on us.

Changes in the reimbursement rates or methods of payment from third-party payors, including the Medicare and Medicaid programs, could have a material adverse effect on certain of our tenants and operators.

        Kindred and certain of our other tenants and operators rely on reimbursement from third-party payors, including the Medicare and Medicaid programs, for substantially all of their revenues. There continue to be various federal and state legislative and regulatory proposals to implement cost-containment measures that limit payments to healthcare providers. See "Governmental Regulation—Healthcare Regulation" included in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2008. In addition, private third-party payors have continued their efforts to control healthcare costs. We cannot assure you that adequate reimbursement levels will be available for services to be provided by Kindred and our other tenants and operators which are currently being reimbursed by Medicare, Medicaid or private payors. Significant limits by governmental and private third-party payors on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on the liquidity, financial condition and results of operations of certain of our tenants and operators, which could affect adversely their ability to make rental payments under, and otherwise comply with the terms of, their leases with us.

We have only limited rights to terminate our management agreements with Sunrise, and we may be unable to replace Sunrise if our management agreements are terminated or not renewed.

        We and Sunrise are parties to long-term management agreements pursuant to which Sunrise currently provides comprehensive property management services with respect to 79 of our seniors housing communities. Each management agreement has a term of 30 years, but may be terminated by us upon the occurrence of an event of default by Sunrise in the performance of a material covenant or term thereof (including the revocation of any licenses or certificates necessary for operation), subject in each case to Sunrise's rights to cure deficiencies. Each management agreement may also be terminated upon the occurrence of certain insolvency events relating to Sunrise. In addition, if a minimum number of properties fail to achieve a targeted net operating income level for a given period, then we may terminate the management agreement on each property in such pool. This targeted net operating income level for each property is based upon an expected operating income projection set at the commencement of the management agreement for the applicable property, with such projection escalating annually. However, various legal and contractual considerations may limit or delay our exercise of any or all of these termination rights.

        In the event that our management agreements with Sunrise are terminated for any reason or are not renewed upon expiration of their terms, we will have to find another manager for the properties covered by those agreements. We believe there are a number of qualified national and regional seniors care providers that would be interested in managing our Sunrise-managed properties. However, we cannot assure you that we will be able to locate another suitable manager or, if we are successful in locating such a manager, that such manager will manage the properties effectively. Any such inability or lengthy delay in replacing Sunrise as manager following termination or non-renewal of our management agreements could have a Material Adverse Effect on us.

Our current and future investments in joint ventures could be adversely affected by our lack of sole decision-making authority, our reliance on our joint venture partners' financial condition, any disputes that may arise between us and our joint venture partners and our exposure to potential losses from the actions of our joint venture partners.

        As of December 31, 2008, we had a 75% to 85% ownership interest in 61 of our seniors housing communities, with the minority interests in those communities being owned by affiliates of Sunrise. In addition, we owned eight medical office buildings through joint ventures with partners who typically provide management and leasing services for the properties. These joint ventures involve risks not present with respect to our wholly owned properties, including the following:

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  We may be prevented from taking actions that are opposed by our joint venture partners. As the managing member, we have authority to make all decisions for our Sunrise joint ventures except for a limited set of major decisions, which generally include: (a) the merger or disposition of substantially all the assets of the joint venture; (b) the sale of additional interests in the joint venture; (c) the dissolution of the joint venture; (d) the disposition of a property owned by the joint venture; and (e) the acquisition of any real property by the joint venture. Under our MOB joint venture arrangements we may share decision-making authority with our joint venture partners regarding major decisions affecting the ownership or operation of the joint venture and any property held jointly, such as the sale or financing of the property or the making of additional capital contributions for the benefit of the property;

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  Our ability to transfer our interest in a joint venture to a third party may be restricted. We can generally transfer our interest in the Sunrise joint ventures, without consent, to anyone other than large seniors housing operators or their majority investors. Prior consent of our MOB joint venture partners may be required for a sale or transfer to a third party of our interests in such joint ventures;

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  Our joint venture partners might become bankrupt or fail to fund their share of required capital contributions, which may delay construction or development of a property or increase our financial commitment to the joint venture. Generally, in our Sunrise joint ventures, if either member fails to make a required capital contribution to a joint venture after notice and a cure period, the non-defaulting member may (i) revoke the capital contribution funding notice, (ii) advance to the joint venture the amount of the required capital contribution on behalf of the defaulting member in the form of a loan to the defaulting member, with all of the defaulting member's subsequent distributions being applied to the loan until repayment in full, or

    (iii) advance the capital on behalf of the defaulting member with a recalculation of each member's proportionate interest in the joint venture pursuant to the applicable formula in the agreements. Many of our Sunrise joint venture agreements provide for a punitive reduction in the defaulting member's proportionate interest in the event of an advance of capital by a non-defaulting member pursuant to option (iii);

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  Our joint venture partners may have business interests or goals with respect to the property that conflict with our business interests and goals, which could increase the likelihood of disputes regarding the ownership, management or disposition of the property;

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  Disputes may develop with our joint venture partners over decisions affecting the property or the joint venture, which may result in litigation or arbitration that would increase our expenses and distract our officers and/or directors from focusing their time and effort on our business and possibly disrupt the day-to-day operations of the property, such as delaying the implementation of important decisions until the conflict or dispute is resolved; and

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  We may suffer losses as a result of the actions of our joint venture partners with respect to our joint venture investments.

We may be adversely affected by fluctuations in currency exchange rates.

        We currently own twelve seniors housing communities in the Canadian provinces of Ontario and British Columbia. As a result, we are subject to fluctuations in U.S. and Canadian exchange rates which may, from time to time, have an impact on our financial condition and results of operations. Increases or decreases in the value of the Canadian dollar will impact the amount of our net income. In addition, if we increase our international presence through investments in, and/or acquisitions or development of, seniors housing and/or healthcare assets outside the United States, we may transact additional business in currencies other than U.S. or Canadian dollars. Although we may decide to pursue hedging alternatives, including borrowing in local currencies, to protect against foreign currency fluctuations, we cannot assure you that any such fluctuations will not have a Material Adverse Effect on us.

Our revenues from the seniors housing communities managed by Sunrise are dependent on private pay sources; Events which adversely affect the ability of seniors to afford our daily resident fees could cause our occupancy rates, resident fee revenues and results of operations to decline.

        By and large, assisted and independent living services currently are not reimbursable under government reimbursement programs, such as Medicare and Medicaid. Hence, substantially all of the resident fee revenues generated by our Sunrise-managed properties are derived from private pay sources consisting of income or assets of residents or their family members. In general, due to the expense associated with building new properties and the staffing and other costs of providing services at these properties, only seniors with income or assets meeting or exceeding the comparable median in the regions where our properties are located typically can afford to pay the daily resident and care fees. The current economic downturn and decline in the housing market, as well as other events such as changes in demographics, could adversely affect the ability of seniors to afford these fees. If Sunrise is unable to attract and retain seniors with sufficient income, assets or other resources required to pay the fees associated with assisted and independent living services, our occupancy rates, resident fee revenues and results of operations could decline, which, in turn, could have a Material Adverse Effect on us.

Overbuilding in markets in which our seniors housing communities are located could adversely affect our future occupancy rates, operating margins and profitability.

        Barriers to entry in the assisted living industry are not substantial. Consequently, the development of new seniors housing communities could outpace demand. If the development of new seniors housing communities outpaces demand for those communities in the markets in which our properties are located, those markets may become saturated. Overbuilding in our markets, therefore, could cause us to experience decreased occupancy, reduced operating margins and lower profitability.

Termination of resident lease agreements could adversely affect our revenues and earnings.

        Applicable regulations governing assisted living communities generally require written resident lease agreements with each resident. Most of these regulations also require that each resident have the right to terminate the resident lease agreement for any reason on reasonable notice. Consistent with these regulations, the resident lease agreements signed by Sunrise with respect to our properties managed by it generally allow residents to terminate their lease agreements on 30 days' notice. Thus, Sunrise cannot contract with residents to stay for longer periods of time, unlike typical apartment leasing arrangements with terms of up to one year or longer. In addition, the resident turnover rate in our seniors housing communities may be difficult to predict. If a large number of resident lease agreements terminate at or around the same time, and if our units remained unoccupied, then our revenues and earnings could be adversely affected, which, in turn, could have a Material Adverse Effect on us.

Significant legal actions could subject our tenants, operators and managers to increased operating costs and substantial uninsured liabilities, which could materially adversely affect their liquidity, financial condition and results of operation.

        Although claims and costs of professional liability insurance seem to be growing at a slower pace, our tenants, operators and managers have experienced substantial increases in both the number and size of professional liability claims in recent years. In addition to large compensatory claims, plaintiffs' attorneys continue to seek significant punitive damages and attorneys' fees. Due to historically high frequency and severity of professional liability claims against healthcare providers, the availability of professional liability insurance has been restricted and the premiums on such insurance coverage remain very high. As a result, the insurance coverage of our tenants, operators and managers might not cover all claims against them or continue to be available to them at a reasonable cost. If our tenants, operators and managers are unable to maintain adequate insurance coverage or are required to pay punitive damages, they may be exposed to substantial liabilities.

        Kindred insures its professional liability risks, in part, through a wholly owned, limited purpose insurance company. The limited purpose insurance company insures initial losses up to specified coverage levels per occurrence with no aggregate coverage limit. Coverage for losses in excess of those per occurrence levels is maintained through unaffiliated commercial insurance carriers up to an aggregate limit. The limited purpose insurance company then insures all claims in excess of the aggregate limit for the unaffiliated commercial insurance carriers. Kindred maintains general liability insurance and professional malpractice liability insurance in amounts and with deductibles which Kindred management has indicated that it believes are sufficient for its operations.

        Our tenants, operators and managers, like Kindred, that insure any part of their general and professional liability risks through their own captive limited purpose entities generally estimate the future cost of general and professional liability through actuarial studies which rely primarily on historical data. However, due to the rise in the number and severity of professional claims against healthcare providers, these actuarial studies may underestimate the future cost of claims, and we cannot assure you that our tenants', operators' and managers' reserves for future claims will be adequate to cover the actual cost of those claims. If the actual cost of claims is significantly higher than the reserves, our tenants', operators' and managers' liquidity, results of operations and financial condition and the results of operations at our properties could be materially adversely affected, which could have a Material Adverse Effect on us.

Our operators may be sued under a federal whistleblower statute.

        Our operators who engage in business with the federal government may be sued under a federal whistleblower statute designed to combat fraud and abuse in the healthcare industry. See "Governmental Regulation—Healthcare Regulation" included in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2008. These lawsuits can involve significant monetary damages and award bounties to private plaintiffs who successfully bring these suits. If any of these lawsuits were to be brought against our operators, such suits combined with increased operating costs and substantial uninsured liabilities could have a material adverse effect on the operators' liquidity, financial condition and results of operation and on their ability to make rental payments to us, which, in turn, could have a Material Adverse Effect on us.

If any of our properties are found to be contaminated, or if we become involved in any environmental disputes, we could incur substantial liabilities and costs.

        Under federal and state environmental laws and regulations, a current or former owner of real property may be liable for costs related to the investigation, removal and remediation of hazardous or toxic substances or petroleum that are released from or are present at or under, or that are disposed of in connection with such property. Owners of real property may also face other environmental liabilities, including government fines and penalties imposed by regulatory authorities and damages for injuries to persons, property or natural resources. Environmental laws and regulations often impose liability without regard to whether the owner was aware of, or was responsible for, the presence, release or disposal of hazardous or toxic substances or petroleum. In certain circumstances, environmental liability may result from the activities of a current or former operator of the property. Although we are generally indemnified by the current operators of our properties for contamination caused by them, these indemnities may not adequately cover all environmental costs. See "Governmental Regulation—Environmental Regulation" included in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2008.

Our success depends, in part, on our ability to retain key personnel, and the loss of any one of them could adversely impact our business.

        The success of our business depends, in part, on the leadership and performance of our executive management team and key employees. Our future performance will be substantially dependent on our ability to retain and motivate these individuals. Competition for these individuals is intense, and we cannot give any assurances that we will retain our key officers and employees or that we can attract or retain other highly qualified individuals in the future. Losing any one or more of these persons could have a Material Adverse Effect on us.

If the liabilities we have assumed in connection with acquisitions are greater than expected, or if there are unknown liabilities, our business could be materially and adversely affected.

        We have assumed certain liabilities in connection with our past acquisitions, including, in some cases, contingent liabilities. As we integrate these acquisitions, we may learn additional information about the seller and liabilities that adversely affects us, such as:

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  Liabilities relating to the clean-up or remediation of undisclosed environmental conditions;

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  Unasserted claims of vendors or other persons dealing with the seller;

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  Liabilities, claims and litigation, whether or not incurred in the ordinary course of business, relating to periods prior to our acquisition;

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  Claims for indemnification by general partners, directors, officers and others indemnified by the seller; and

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  Liabilities for taxes relating to periods prior to our acquisition.

        As a result, we cannot assure you that our past acquisitions will be successful or will not, in fact, harm our business. Among other things, if the liabilities we have assumed are greater than expected, or if there are obligations relating to the acquired properties of which we were not aware at the time we completed the acquisition, our business could be materially adversely affected.

Risks Arising from Our Capital Structure

The recent and ongoing credit and liquidity crisis may limit our access to capital and have an adverse effect on our ability to meet our debt payments, make distributions to our stockholders or make future investments necessary to implement our business plan.

        In order to meet our debt payments, make distribution to our stockholders or make future investments necessary to implement our business plan, we may need to raise additional capital. Recently, the global capital and credit markets have been experiencing a period of extraordinary turmoil and upheaval, characterized by the bankruptcy, failure or sale of various financial institutions and an unprecedented level of intervention from the U.S. federal government. This disruption in the credit markets, the repricing of credit risk and the deterioration of the financial and real estate markets have created increasingly difficult conditions for REITs and other companies to access capital or other sources of funds. These conditions include greater stock price volatility, significantly less liquidity, widening of credit spreads and a lack of price transparency. It is difficult to predict how long these conditions will persist and the extent to which our results of operation and financial condition may be adversely affected.

        While we currently have no reason to believe that we will be unable to access our unsecured revolving credit facilities in the future, concern about the stability of the markets generally and the strength of borrowers specifically has led many lenders and institutional investors to reduce and, in some cases, cease funding to borrowers. In addition, the financial institutions that are parties to our unsecured revolving credit facilities might have incurred losses or might have reduced capital reserves on account of their prior lending to borrowers, their holdings of certain mortgage securities or their other financial relationships, in part because of the general weakening of the U.S. economy and the increased financial instability of many borrowers. As a result, these financial institutions might be or become capital constrained and might tighten their lending standards, or become insolvent. If they experience shortages of capital and liquidity, or if they experience excessive volumes of borrowing requests from other borrowers within a short period of time, these lenders might not be able or willing to honor their funding commitments to us, which would adversely affect our ability to draw on our unsecured revolving credit facilities and, over time, could negatively impact our ability to consummate acquisitions, repay indebtedness as it matures, fund capital expenditures or make distributions to our stockholders. Continued adverse conditions in the credit markets in future years could also adversely affect the availability and terms of future borrowings, renewals or refinancings.

        Our options for addressing such capital constraints would include without limitation (i) obtaining commitments from the remaining banks in our lending group or from new banks to fund increased amounts under the terms of our unsecured revolving credit facilities, (ii) accessing the public capital markets, (iii) obtaining secured loans from government-sponsored entities, pension funds or similar sources, (iv) decreasing or eliminating our distributions to our stockholders or paying taxable stock dividends and/or (v) delaying or ceasing our acquisition and investment activity. As with other public companies, the availability of debt and equity capital depends, in part, on the trading levels of our bonds and the market price of our common stock, which, in turn, depends upon various market conditions that change from time to time. Among the market conditions and other factors that may affect our bond trading levels and the market price of our common stock is the market's perception of our financial condition, our growth potential and our current and future earnings and cash distributions. Our failure to meet the market's expectation with regard to future earnings and cash distributions would likely adversely affect our bond trading levels and the market price of our common stock. If we cannot access capital or we cannot access capital at an acceptable cost, we may be required to liquidate one or more investments in properties at times that may not permit us to realize the maximum return on those investments, which could also result in adverse tax consequences to us. Moreover, certain healthcare regulations may constrain our ability to sell assets. We cannot assure you that we will be able to raise the necessary capital to meet our debt service obligations, make distributions to our stockholders or make future investments necessary to implement our business plan, and the failure to do so could have a Material Adverse Effect on us.

We may become more leveraged.

        As of December 31, 2008, we had approximately $3.1 billion of indebtedness. Our unsecured revolving credit facilities and the indentures governing our outstanding senior notes permit us to incur substantial additional debt, and we may borrow additional funds, which may include secured borrowings. A high level of indebtedness would require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, thereby reducing the funds available to implement our business strategy and to make distributions to stockholders. A high level of indebtedness could also have the following consequences:

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  Potential limits on our ability to adjust rapidly to changing market conditions and vulnerability in the event of a downturn in general economic conditions or in the real estate and/or healthcare industries;

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  Potential impairment of our ability to obtain additional financing for our business strategy; and

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  Potential downgrade in the rating of our debt securities by one or more rating agencies, which could have the effect of, among other things, increasing our cost of borrowing.

        In addition, from time to time we mortgage our properties to secure payment of indebtedness. If we are unable to meet our mortgage payments, then the encumbered properties could be foreclosed upon or transferred to the mortgagee with a consequent loss of income and asset value. A foreclosure on one or more of our properties could have a Material Adverse Effect on us.

We are exposed to increases in interest rates, which could reduce our profitability and adversely impact our ability to refinance existing debt, sell assets or engage in acquisition and investment activity, and our decision to hedge against interest rate risk might not be effective.

        We receive a significant portion of our revenues by leasing our assets under long-term triple-net leases in which the rental rate is generally fixed with annual rent escalations, subject to certain limitations. Certain of our debt obligations are floating rate obligations with interest rate and related payments that vary with the movement of LIBOR, Bankers' Acceptance or other indexes. The generally fixed rate nature of our revenues and the variable rate nature of certain of our obligations create interest rate risk. Although our operating assets provide a partial hedge against interest rate fluctuations, if interest rates rise, our interest costs for our existing floating rate debt and any new debt we incur would also increase. This increased cost could have the effect of reducing our profitability or making our lease and other revenues insufficient to meet our obligations, and could make the financing of any acquisition or investment activity more costly. Further, rising interest rates could limit our ability to refinance existing debt when it matures or cause us to pay higher rates upon refinancing. An increase in interest rates may also decrease the amount third parties are willing to pay for our assets, thereby limiting our ability to reposition our portfolio promptly in response to changes in economic or other conditions.

        We may seek to manage our exposure to interest rate volatility by using hedging arrangements that involve risk, including the risk that counterparties may fail to honor their obligations under these arrangements, that these arrangements may not be effective in reducing our exposure to interest rate changes, that the amount of income we may earn from hedging transactions may be limited by federal tax provisions governing REITs, and that these arrangements may result in higher interest rates than we would otherwise have. Moreover, no amount of hedging activity can completely insulate us from the risks associated with changes in interest rates. Failure to hedge effectively against interest rate risk, if we choose to engage in such activities, could adversely affect our results of operations and financial condition.

Covenants in our unsecured revolving credit facilities, the indentures governing our senior notes and other debt instruments limit our operational flexibility and a covenant breach could materially adversely affect our operations.

        The terms of our unsecured revolving credit facilities, the indentures governing our outstanding senior notes and other debt instruments require us to comply with a number of customary financial and other covenants, such as maintaining debt service coverage, leverage ratios and net worth requirements. Our continued ability to incur indebtedness and operate in general is subject to compliance with these covenants, which limit our operational flexibility. Breaches of these covenants could result in defaults under the applicable debt instruments, in addition to any other indebtedness cross-defaulted against such instruments, even if we satisfy our payment obligations. Financial and other covenants that limit our operational flexibility, as well as defaults resulting from a breach of any of these covenants in our debt instruments, could have a Material Adverse Effect on us.

Risks Arising from Our Status as a REIT

Loss of our status as a REIT would have significant adverse consequences to us and the value of our common stock.

        If we lose our status as a REIT, we will face serious tax consequences that will substantially reduce the funds available for satisfying our obligations and for distribution to our stockholders for each of the years involved because:

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  We would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

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  We also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

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  Unless we are entitled to relief under statutory provisions, we could not elect to be subject to tax as a REIT for four taxable years following the year during which we were disqualified.

In addition, in such event we would no longer be required to pay dividends to maintain REIT status. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to implement our business strategy and would adversely affect the value of our common stock.

        Qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the "Code") for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to remain qualified as a REIT. In addition, new legislation, regulations, administrative interpretations or court decisions may adversely affect our investors or our ability to remain qualified as a REIT for tax purposes. Although we believe that we qualify as a REIT, we cannot assure you that we will continue to qualify or remain qualified as a REIT for tax purposes.

The 90% distribution requirement will decrease our liquidity and may limit our ability to engage in otherwise beneficial transactions.

        To comply with the 90% distribution requirement applicable to REITs and to avoid the nondeductible excise tax, we must make distributions to our stockholders. See "Certain U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT—Annual Distribution Requirements" included in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2008. The indentures governing our outstanding senior notes permit us to make annual distributions to our stockholders in an amount equal to the minimum amount necessary to maintain our REIT status so long as the ratio of our Debt to Adjusted Total Assets (as each term is defined in the indentures) does not exceed 60% and to make additional distributions if we pass certain other financial tests. However, distributions may limit our ability to rely upon rental payments from our properties or subsequently acquired properties to finance investments, acquisitions or new developments.

        Although we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the REIT distribution requirement, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement. This may be due to the timing differences between the actual receipt of income and actual payment of deductible expenses, on the one hand, and the inclusion of that income and deduction of those expenses in arriving at our taxable income, on the other hand. In addition, non-deductible expenses such as principal amortization or repayments or capital expenditures in excess of non-cash deductions also may cause us to fail to have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement.

        In the event that timing differences occur or we decide to retain cash or to distribute such greater amount as may be necessary to avoid income and excise taxation, we may borrow funds, issue additional equity securities (although we cannot assure you that we will be able to do so), pay taxable stock dividends, if possible, distribute other property or securities or engage in a transaction intended to enable us to meet the REIT distribution requirements. This may require us to raise additional capital to meet our obligations; however, see "—Risks Arising from Our Capital Structure—The recent and ongoing credit and liquidity crisis may limit our access to capital and have an adverse effect on our ability to meet our debt payments, make distributions to our stockholders or make future investments necessary to implement our business plan" in this prospectus supplement. The terms of our unsecured revolving credit facilities and the indentures governing our outstanding senior notes restrict our ability to engage in some of these transactions.

If we decide to pay taxable stock dividends to meet the REIT distribution requirements, your tax liability may be greater than the amount of cash you receive.

        The Internal Revenue Service ("IRS") has recently issued Revenue Procedure 2009-15. Under this Revenue Procedure, the IRS will treat stock dividends as distributions for purposes of satisfying the REIT distribution requirements for calendar year 2009 if each stockholder can elect to receive the distribution in cash, even if the aggregate cash amount paid to all stockholders is limited, provided certain requirements are met. Accordingly, if we decide to pay a stock dividend in accordance with Revenue Procedure 2009-15, your tax liability with respect to such dividend may be significantly greater than the amount of cash you receive.

Risks Relating to our Common Stock

If our stock price is volatile, purchasers of our common stock could incur substantial losses.

        Although our common stock is listed on the New York Stock Exchange, such listing does not provide any assurance that an active public market for our common stock will be sustained. No predictions can be made as to the effect, if any, that future market sales of our common stock or the availability of our common stock for sale will have on the prevailing market price of our common stock. In addition, the stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of our common stock.

If there are sales of substantial amounts of our common stock in the future, the price of our common stock could decline.

        As of March 31, 2009, we had 143,450,169 shares of our common stock outstanding. All of these shares of common stock are available for immediate sale unless held by our affiliates. Sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the common stock.

Additional issuances of equity securities by us would dilute the ownership of our existing stockholders.

        We may issue equity in the future in connection with acquisitions or strategic transactions, to adjust our ratio of debt to equity, including through repayment of outstanding debt, to fund expansion of our operations or for other purposes. We may issue shares of our common stock at prices or for consideration that is greater than or less than the price at which we are offering our common stock in this offering. To the extent we issue additional equity securities, your percentage ownership of our common stock would be reduced.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements regarding our or our tenants', operators', managers' or borrowers' expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, merger integration, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will" and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from our expectations. We do not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.

        Our actual future results and trends may differ materially from expectations depending on a variety of factors discussed in our filings with the Commission. These factors include without limitation:

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  The ability and willingness of our operators, tenants, borrowers, managers and other third parties to meet and/or perform their obligations under their respective contractual arrangements with us, including, in some cases, their obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities;

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  The ability of our operators, tenants, borrowers and managers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities and other indebtedness;

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  Our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments, including those in different asset types and outside the United States;

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  The nature and extent of future competition;

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  The extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates;

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  Increases in our cost of borrowing as a result of changes in interest rates and other factors;

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  The ability of our operators and managers, as applicable, to deliver high quality services, to attract and retain qualified personnel and to attract residents and patients;

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  The results of litigation affecting us;

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  Changes in general economic conditions and/or economic conditions in the markets in which we may, from time to time, compete, and the effect of those changes on our revenues and our ability to access the capital markets or other sources of funds;

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  Our ability to pay down, refinance, restructure and/or extend our indebtedness as it becomes due;

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  Our ability and willingness to maintain our qualification as a REIT due to economic, market, legal, tax or other considerations;

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  Final determination of our taxable net income for the year ended December 31, 2008 and for the year ending December 31, 2009;

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  The ability and willingness of our tenants to renew their leases with us upon expiration of the leases and our ability to reposition our properties on the same or better terms in the event such leases expire and are not renewed by our tenants or in the event we exercise our right to replace an existing tenant upon a default;

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  Risks associated with our senior living operating portfolio, such as factors causing volatility in our operating income and earnings generated by our properties, including without limitation national and regional economic conditions, costs of materials, energy, labor and services, employee benefit costs, insurance costs and professional and general liability claims, and the timely delivery of accurate property-level financial results for those properties;

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  The movement of U.S. and Canadian exchange rates;

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  Year-over-year changes in the Consumer Price Index and the effect of those changes on the rent escalators, including the rent escalator for Master Lease 2 with Kindred, and our earnings;

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  Our ability and the ability of our operators, tenants, borrowers and managers to obtain and maintain adequate liability and other insurance from reputable and financially stable providers;

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  The impact of increased operating costs and uninsured professional liability claims on the liquidity, financial condition and results of operations of our operators, tenants, borrowers and managers and the ability of our operators, tenants, borrowers and managers to accurately estimate the magnitude of those claims;

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  The ability and willingness of the lenders under our unsecured revolving credit facilities to fund, in whole or in part, borrowing requests made by us from time to time;

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  The impact of market or issuer events on the liquidity or value of our investments in marketable securities; and

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  The impact of any financial, accounting, legal or regulatory issues that may affect our major tenants, operators or managers.

        Many of these factors are beyond our control and the control of our management.

        We describe some of these risks and uncertainties in greater detail above under "Risk Factors." These risks could cause actual results of our industry, or our actual results for the year 2009 and beyond, to differ materially from those expressed in any forward-looking statement we make. Our future financial performance is dependent upon factors discussed elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. For a discussion of factors that could cause actual results to differ, see "Risk Factors" and the information contained in our filings with the Commission that are incorporated or deemed to be incorporated by reference in this prospectus supplement. These filings are described under "Where You Can Find More Information and Incorporation by Reference."

USE OF PROCEEDS

        We expect the net proceeds of this offering to be approximately $292.1 million (approximately $336.0 million if the underwriters' overallotment option is exercised in full), after deducting the underwriting discount and estimated expenses of this offering.

        We intend to use the net proceeds from this offering, together with the net proceeds of the Senior Notes Offering, cash on hand and/or borrowings under our unsecured revolving credit facilities, to purchase the Tender Offer Notes pursuant to the Tender Offers described under "Prospectus Supplement Summary—Recent Developments." If the underwriters exercise their overallotment option, we will use the proceeds of such exercise in lieu of cash on hand and/or borrowings under our unsecured revolving credit facilities to fund purchases of Tender Offer Notes (or repay amounts borrowed under our unsecured revolving credit facilities to fund such purchases). The consummation of this offering is not conditioned on the completion of the Tender Offers or the Senior Notes Offering. If the net proceeds of this offering and the Senior Notes Offering are greater than the amount required to purchase Tender Offer Notes in the Tender Offers, we anticipate that we will use the excess net proceeds to repay indebtedness outstanding under our unsecured revolving credit facilities and for working capital and other general corporate purposes, including to fund future acquisitions or investments, if any.

        As of April 3, 2009, we had $202.7 million of outstanding indebtedness under our unsecured revolving credit facilities (excluding outstanding letters of credit of $3.7 million), and the weighted average interest rate for the outstanding balance was 3.157%. Our unsecured revolving credit facilities mature on April 26, 2012. In the future, we expect to reborrow under our unsecured revolving credit facilities for working capital and other general corporate purposes, including to fund future acquisitions or investments, if any.

        Affiliates of the underwriters act as lenders and/or as agents under our unsecured revolving credit facilities and therefore may receive a portion of the proceeds from this offering. In addition, affiliates of the underwriters may from time to time hold long or short positions in the Tender Offer Notes for their own accounts or for the accounts of customers, and as a result may elect to participate in the Tender Offers for their own accounts or for the accounts of customers and receive a portion of the proceeds from this offering.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDENDS

        Our common stock is listed and traded on the New York Stock Exchange under the symbol "VTR." The following table sets forth, for the periods indicated, the high and low sale prices of our common stock as reported on the New York Stock Exchange and the dividends declared per share of our common stock.

	Price Per Share
			Dividends Declared Per Share
	High	Low
Year Ended December 31, 2007
First Quarter	$47.97	$40.91	$0.475
Second Quarter	$45.14	$34.90	$0.475
Third Quarter	$43.19	$31.38	$0.475
Fourth Quarter	$47.49	$39.37	$0.475
Year Ended December 31, 2008
First Quarter	$48.09	$39.00	$0.5125
Second Quarter	$50.39	$41.32	$0.5125
Third Quarter	$52.00	$38.84	$0.5125
Fourth Quarter	$49.60	$17.31	$0.5125
Year Ending December 31, 2009
First Quarter	$33.49	$19.13	$0.5125
Second Quarter (through April 6, 2009)	$26.10	$21.66	$0.5125

        On April 6, 2009, the reported last sale price for our common stock on the New York Stock Exchange was $25.42 per share.

        For a description of our common stock, see "Description of Ventas, Inc. Common Stock" in the accompanying prospectus and our restated certificate of incorporation, which is incorporated by reference herein.

DIVIDEND POLICY

        We pay regular quarterly dividends to holders of our common stock so as to comply with the provisions of the Code governing REITs. On February 11, 2009, our board of directors declared the first quarterly installment of our 2009 dividend in the amount of $0.5125 per share, which was paid in cash on March 31, 2009 to stockholders of record on March 18, 2009. We expect to distribute 100% or more of our taxable net income to our stockholders for 2009.

        Our board of directors normally makes decisions regarding the nature, frequency and amount of our dividends on a quarterly basis. Because the board of directors considers a number of factors when making these decisions, including our current and future liquidity needs and position, current and projected results from operations and performance and credit quality of our tenants, operators, managers and borrowers, we cannot assure you that we will maintain the policy stated above.

UNDERWRITING

        Subject to the terms and conditions contained in an underwriting agreement among us, Ventas Realty and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and UBS Securities LLC, as representatives of the several other underwriters listed on Schedule A thereto, as underwriters, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, the number of shares of our common stock shown opposite their names below:

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	4,335,000
Citigroup Global Markets Inc.	2,677,500
UBS Securities LLC	2,677,500
Calyon Securities (USA) Inc.	1,275,000
BMO Capital Markets Corp.	892,500
KeyBanc Capital Markets Inc.	892,500

Total	12,750,000

        The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of those shares are purchased, other than those shares covered by the overallotment option described below.

        We have agreed to indemnify the underwriters and their respective controlling persons against specified liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel and other conditions. The underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

Commissions and Discounts

        The underwriters have advised us that they propose initially to offer the shares to the public at the public offering price appearing on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of $0.5736 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $0.10 per share to other dealers. After this offering, the public offering price may be changed.

        The following table shows the public offering price, underwriting discount and proceeds before expenses to us. This information assumes either no exercise or full exercise by the underwriters of the overallotment option.

		Total
	Per Share	Without Option	With Option
Public offering price	$23.900	$304,725,000	$350,433,750
Underwriting discount	$0.956	$12,189,000	$14,017,350
Proceeds, before expenses, to us	$22.944	$292,536,000	$336,416,400

        The expenses of the offering, exclusive of the underwriting discount, are estimated at approximately $400,000 and are payable by us.

Overallotment Option

        We have granted an option to the underwriters to purchase up to 1,912,500 additional shares at the public offering price listed on the cover page of this prospectus supplement, less the underwriting discount, solely to cover overallotments. The underwriters may exercise this option for 30 days from the date of this prospectus supplement.

No Sales of Similar Securities

        We and each of our executive officers have agreed, with limited exceptions, not to sell or transfer any common stock for 60 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. However, Debra A. Cafaro, our Chairman, President and Chief Executive Officer, and T. Richard Riney, our Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary, will be permitted to continue to sell certain shares of common stock pursuant to previously adopted, non-discretionary, written trading plans that comply with Commission Rule 10b5-1. Specifically, we and each of our executive officers have agreed, subject to certain exceptions, not to, directly or indirectly:

  •
  offer, pledge, sell or contract to sell any common stock;

  •
  sell any option or contract to purchase any common stock;

  •
  purchase any option or contract to sell any common stock;

  •
  grant any option, right or warrant for the sale of any common stock;

  •
  lend or otherwise dispose of or transfer any common stock;

  •
  enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any common stock, whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise;

  •
  file with the Commission a registration statement under the Securities Act relating to any additional shares of common stock; or

  •
  publicly disclose the intention to effect any transaction described in the above bullet points.

        This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. The lockup applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

        In the event that we notify the underwriters in writing that we do not intend to proceed with this offering, if the underwriting agreement does not become effective, or if the underwriting agreement is terminated prior to payment for and delivery of our common stock, the lockup provisions will be released.

New York Stock Exchange Listing

        Our common stock is listed on the New York Stock Exchange under the symbol "VTR."

Price Stabilization and Short Positions

        Until the distribution of the shares is completed, Commission rules may limit the ability of the underwriters to bid for or purchase our common stock. However, the underwriters may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

        If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus supplement, the underwriters may reduce that short position by purchasing shares in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the overallotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of those purchases.

        Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in those transactions or that those transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Securities

        In connection with the offering, the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail. In addition, the underwriters will be facilitating Internet distribution for this offering to certain of their Internet subscription customers. The underwriters may agree with us to allocate a limited number of shares for sale to their online brokerage customers. An electronic prospectus supplement and the accompanying prospectus is available on the Internet website maintained by the underwriters for their subscription customers. Other than the prospectus supplement and accompanying prospectus in electronic format, the information on websites is not part of this prospectus supplement or the accompanying prospectus.

Compliance with Non-U.S. Laws and Regulations

        The underwriters intend to comply with all applicable laws and regulations in each jurisdiction in which they acquire, offer, sell or deliver shares of our common stock or have in their possession or distribute this prospectus supplement or the accompanying prospectus.

Other Relationships

        The underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they have received and may continue to receive customary fees and commissions. Affiliates of the underwriters act as lenders and/or as agents under our unsecured revolving credit facilities and may receive a portion of the proceeds from this offering. In addition, affiliates of the underwriters may from time to time hold long or short positions in the Tender Offer Notes for their own accounts or for the accounts of customers, and as a result may elect to participate in the Tender Offers for their own accounts or for the accounts of customers and receive a portion of the proceeds from this offering. Banc of America Securities LLC, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, BMO Capital Markets Corp. and KeyBanc Capital Markets Inc. are currently acting as dealer managers in connection with the Tender Offers. Banc of America Securities LLC, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, and each of the other underwriters (or their affiliates) are also currently acting as underwriters in the Senior Notes Offering.

 LEGAL MATTERS

        T. Richard Riney, our Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary, and Willkie Farr & Gallagher LLP, New York, New York, will pass upon certain legal matters for us in connection with the common stock offered by this prospectus supplement and the accompanying prospectus. Cahill Gordon & Reindel LLP, New York, New York, will pass upon certain legal matters for the underwriters. Mr. Riney owns shares of our common stock and options to purchase shares of our common stock.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K, as amended by our Annual Report on Form 10-K/A, for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports thereon, which are incorporated by reference in this prospectus supplement, the accompanying prospectus and the registration statement of which this prospectus supplement and the accompanying prospectus are a part. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

        We are subject to the informational reporting requirements of the Securities Act and, in accordance therewith, file reports, proxy statements, information statements and other information with the Commission. Reports, proxy statements, information statements and other information filed by us with the Commission pursuant to the requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material also may be obtained from the Public Reference Section of the Commission located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Commission maintains a website that contains reports, proxy statements, information statements and other information regarding us. The Commission's website address is http://www.sec.gov. We are a publicly held corporation and our common stock is traded on the New York Stock Exchange under the symbol "VTR." Reports, proxy statements, information statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Information about us is also available on our website at www.ventasreit.com. Information on our website is not incorporated by reference herein and our web address is included in this prospectus as an inactive textual reference only.

        Statements contained or deemed to be incorporated by reference in this prospectus supplement as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to a document incorporated or deemed to be incorporated by reference in this prospectus supplement, each such statement being qualified in all respects by such reference.

        We are incorporating by reference in this prospectus supplement the information we file with the Commission. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the Commission will automatically update and supersede this information. We are incorporating by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange

Act after the date of this prospectus supplement until all of the shares of our common stock offered under this prospectus supplement and the accompanying prospectus are sold:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2008, as amended by our Annual Report on Form 10-K/A;

  •
  our Current Reports on Form 8-K filed on February 12, 2009 (however, we do not incorporate by reference any information under Item 2.02, Results of Operations and Financial Condition or under Item 7.01, Regulation FD Disclosure), March 31, 2009, April 3, 2009 and April 6, 2009;

  •
  our Proxy Statement for our 2009 Annual Meeting of Stockholders, filed with the Commission on March 25, 2009; and

  •
  the description of our common stock set forth in our Registration Statement on Form 8-A (File No. 001-10989) filed with the Commission on January 23, 1992, as amended.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

General Counsel
Ventas, Inc.
10350 Ormsby Park Place
Suite 300
Louisville, Kentucky 40223
(502) 357-9000

        We have not authorized anyone to give any information or make any representation about our company that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated by reference into this document. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

PROSPECTUS

        Ventas, Inc.
Preferred Stock, Depositary Shares,
Common Stock, Warrants and Debt Securities
Ventas Realty, Limited Partnership and
Ventas Capital Corporation
 Debt Securities

Guarantees of Debt Securities of Ventas, Inc. by Ventas Realty, Limited Partnership
and the Subsidiary Guarantors (as defined herein)

Guarantees of Debt Securities of Ventas Realty, Limited Partnership
and Ventas Capital Corporation by Ventas, Inc. and the Subsidiary Guarantors

        Ventas, Inc. may offer and sell, from time to time, in one or more offerings:

  •
  preferred stock;

  •
  depositary shares;

  •
  common stock;

  •
  warrants; and

  •
  debt securities.

        These securities may be offered and sold separately, together or as units with other securities described in this prospectus. The debt securities of Ventas, Inc. may be fully and unconditionally guaranteed by certain of its subsidiaries, which may include Ventas Realty Limited Partnership and the Subsidiary Guarantors, as described in this prospectus or a prospectus supplement. These debt securities and any such guarantees may be senior or subordinated.

        Ventas Realty, Limited Partnership and Ventas Capital Corporation may offer and sell, from time to time, in one or more offerings, debt securities. These debt securities may be offered and sold separately, together or as units with other securities described in this prospectus. The debt securities of Ventas Realty, Limited Partnership and Ventas Capital Corporation may be fully and unconditionally guaranteed by Ventas, Inc. and certain of its subsidiaries, which may include the Subsidiary Guarantors, as described in this prospectus or a prospectus supplement. These debt securities and any such guarantees may be senior or subordinated.

        The securities described in this prospectus may be issued in one or more series or issuances. We will provide the specific terms of these securities and their offering prices in supplements to this prospectus. You should carefully read this prospectus and the applicable prospectus supplement before you decide to invest in any of these securities.

        See "Risk Factors" on page 21 for a discussion of matters that you should consider before investing in these securities.

        Our common stock is listed on the New York Stock Exchange under the symbol "VTR." The closing price of our common stock on the New York Stock Exchange was $26.04 per share on April 3, 2009. None of the other securities offered by this prospectus are currently publicly traded.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 6, 2009

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "Commission") using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings.

        This prospectus provides you only with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or prospectus supplements containing specific information about the terms of that offering (each, a "prospectus supplement"). The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information and Incorporation by Reference."

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer of these securities in any jurisdiction where it is unlawful. You should assume that the information in this prospectus or any prospectus supplement, as well as the information we have previously filed with the Commission and incorporated by reference in this prospectus, is accurate only as of the date of the documents containing the information.

        Unless otherwise indicated or except where the context otherwise requires:

  •
  references in this prospectus to "we," "us," "our" or similar terms and "Ventas" mean Ventas, Inc. together with its subsidiaries;

  •
  references in this prospectus to "Ventas Realty" mean Ventas Realty, Limited Partnership;

  •
  references in this prospectus to "Ventas Capital" mean Ventas Capital Corporation; and

  •
  references in this prospectus to the "Subsidiary Guarantors" mean, collectively, AL (AP) Holding LLC, AL (HCN) Holding LLC, AL (MT) Holding LLC, Allison Park Nominee LLC, Allison Park Nominee LP, BCC Altoona Realty GP, LLC, BCC Altoona Realty, LLC, BCC Altoona Realty, LP, BCC Berwick Realty GP, LLC, BCC Berwick Realty, LLC, BCC Berwick Realty, LP, BCC Lewistown Realty GP, LLC, BCC Lewistown Realty, LLC, BCC Lewistown Realty, LP, BCC Martinsburg Realty, LLC, BCC Medina Realty, LLC, BCC Ontario Realty, LLC, BCC Reading Realty GP, LLC, BCC Reading Realty, LLC, BCC Reading Realty, LP, BCC Shippensburg Realty, LLC, BCC South Beaver Realty, LLC, BCC State College Realty GP, LLC, BCC State College Realty, LLC, BCC State College Realty, LP, BCC Washington Township Realty, LLC, BLC of California-San Marcos, L.P., Bloomsburg Nominee LLC, Bloomsburg Nominee LP, Brookdale Holdings, LLC, Brookdale Living Communities of Arizona-EM, LLC, Brookdale Living Communities of California, LLC, Brookdale Living Communities of California-RC, LLC, Brookdale Living Communities of California-San Marcos, LLC, Brookdale Living Communities of Illinois-2960, LLC, Brookdale Living Communities of Illinois-II, LLC, Brookdale Living Communities of Massachusetts-RB, LLC, Brookdale Living Communities of Minnesota, LLC, Brookdale Living Communities of New York-GB, LLC, Brookdale Living Communities of Washington-PP, LLC, Chippewa Nominee LLC, Chippewa Nominee LP, Dillsburg Nominee LLC, Dillsburg Nominee LP, EC Halcyon Realty, LLC, EC Hamilton Place Realty, LLC, EC Lebanon Realty, LLC, EC Timberlin Parc Realty, LLC, ElderTrust, ET Berkshire, LLC, ET Capital Corp., ET GENPAR, L.L.C., ET Lehigh, LLC, ET Pennsburg Finance, L.L.C., ET Sanatoga, LLC, ET Sub-Berkshire Limited Partnership, ET Sub-Heritage Woods, L.L.C., ET Sub-Highgate, L.P., ET Sub-Lacey I, L.L.C., ET Sub-Lehigh Limited Partnership, ET Sub-Lopatcong, L.L.C., ET Sub-Pennsburg Manor Limited Partnership, L.L.P., ET Sub-Phillipsburg I, L.L.C., ET Sub-Pleasant View, L.L.C., ET Sub-Rittenhouse Limited Partnership, L.L.P., ET Sub-Riverview Ridge Limited Partnership, L.L.P., ET Sub-Sanatoga Limited Partnership, ET Sub-SMOB,

    L.L.C., ET Sub-Wayne I Limited Partnership, L.L.P., ET Sub-Willowbrook Limited Partnership, L.L.P., ET Sub-Woodbridge, L.P., ET Wayne Finance, Inc., ET Wayne Finance, L.L.C., Hendersonville Nominee LLC, Hendersonville Nominee LP, IPC (AP) Holding LLC, IPC (HCN) Holding LLC, IPC (MT) Holding LLC, Kingsport Nominee LLC, Kingsport Nominee LP, Knoxville Nominee LLC, Knoxville Nominee LP, Lebanon Nominee LLC, Lebanon Nominee LP, Lewisburg Nominee LLC, Lewisburg Nominee LP, Lima Nominee LLC, Lima Nominee LP, Loyalsock Nominee LLC, Loyalsock Nominee LP, MAB Parent LLC, PSLT GP, LLC, PSLT OP, L.P., PSLT-ALS Properties Holdings, LLC, PSLT-ALS Properties I, LLC, PSLT-BLC Properties Holdings, LLC, River Oaks Partners, Sagamore Hills Nominee LLC, Sagamore Hills Nominee LP, Saxonburg Nominee LLC, Saxonburg Nominee LP, Shippensburg Realty Holdings, LLC, South Beaver Realty Holdings, LLC, SZR Acquisitions, LLC, SZR Burlington Inc., SZR Columbia, LLC, SZR Lincoln Park, LLC, SZR Markham Inc., SZR Mississauga Inc., SZR North Hills, LLC, SZR Norwood, LLC, SZR Oakville Inc., SZR Richmond Hill Inc., SZR Rockville LLC, SZR San Mateo LLC, SZR Scottsdale, LLC, SZR US Investments, Inc., SZR US UPREIT Three, LLC, SZR Westlake Village LLC, SZR Willowbrook LLC, SZR Windsor Inc., SZR Yorba Linda LLC, The Ponds of Pembroke Limited Partnership, United Rehab Realty Holding, LLC, Ventas Broadway MOB, LLC, Ventas Cal Sun LLC, Ventas Casper Holdings, LLC, Ventas Carroll MOB, LLC, Ventas Center MOB, LLC, Ventas DASCO MOB Holdings, LLC, Ventas Framingham, LLC, Ventas Grantor Trust #1, Ventas Grantor Trust #2, Ventas Healthcare Properties, Inc., Ventas LP Realty, L.L.C.,Ventas MO Holdings, LLC, Ventas MOB Holdings, LLC, Ventas Nexcore Holdings, LLC, Ventas of Vancouver, Limited, Ventas Provident, LLC, Ventas Realty, Limited Partnership, Ventas REIT US Holdings Inc., Ventas SSL Beacon Hill, Inc., Ventas SSL Holdings, Inc., Ventas SSL Holdings, LLC, Ventas SSL Lynn Valley, Inc., Ventas SSL Ontario II, Inc., Ventas SSL Ontario III, Inc., Ventas SSL Vancouver, Inc., Ventas SSL, Inc., Ventas Sun LLC, Ventas TRS, LLC, Ventas University MOB, LLC, VSCRE Holdings, LLC, VTRLTH MAB I, LLC, VTRLTH MAB II, LLC, Xenia Nominee LLC and Xenia Nominee LP.

 CAUTIONARY STATEMENTS

Forward-Looking Statements

        This prospectus and the documents incorporated by reference herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements regarding our or our tenants', operators', managers' or borrowers' expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, merger integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust ("REIT"), plans and objectives of management for future operations and statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will" and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from our expectations. We do not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.

        Our actual future results and trends may differ materially from expectations depending on a variety of factors discussed in our filings with the Commission and under "Risk Factors." These factors include without limitation:

  •
  The ability and willingness of our operators, tenants, borrowers, managers and other third parties to meet and/or perform their obligations under their respective contractual arrangements with us, including, in some cases, their obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities;

  •
  The ability of our operators, tenants, borrowers and managers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities and other indebtedness;

  •
  Our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments, including those in different asset types and outside the United States;

  •
  The nature and extent of future competition;

  •
  The extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates;

  •
  Increases in our cost of borrowing as a result of changes in interest rates and other factors;

  •
  The ability of our operators and managers, as applicable, to deliver high quality services, to attract and retain qualified personnel and to attract residents and patients;

  •
  The results of litigation affecting us;

  •
  Changes in general economic conditions and/or economic conditions in the markets in which we may, from time to time, compete, and the effect of those changes on our revenues and our ability to access the capital markets or other sources of funds;

  •
  Our ability to pay down, refinance, restructure and/or extend our indebtedness as it becomes due;

  •
  Our ability and willingness to maintain our qualification as a REIT due to economic, market, legal, tax or other considerations;

  •
  Final determination of our taxable net income for the year ended December 31, 2008 and for the year ending December 31, 2009;

  •
  The ability and willingness of our tenants to renew their leases with us upon expiration of the leases and our ability to reposition our properties on the same or better terms in the event such leases expire and are not renewed by our tenants or in the event we exercise our right to replace an existing tenant upon a default;

  •
  Risks associated with our senior living operating portfolio, such as factors causing volatility in our operating income and earnings generated by our properties, including without limitation national and regional economic conditions, costs of materials, energy, labor and services, employee benefit costs, insurance costs and professional and general liability claims, and the timely delivery of accurate property-level financial results for those properties;

  •
  The movement of U.S. and Canadian exchange rates;

  •
  Year-over-year changes in the Consumer Price Index and the effect of those changes on the rent escalators, including the rent escalator for Master Lease 2 with Kindred, and our earnings;

  •
  Our ability and the ability of our operators, tenants, borrowers and managers to obtain and maintain adequate liability and other insurance from reputable and financially stable providers;

  •
  The impact of increased operating costs and uninsured professional liability claims on the liquidity, financial condition and results of operations of our operators, tenants, borrowers and managers and the ability of our operators, tenants, borrowers and managers to accurately estimate the magnitude of those claims;

  •
  The ability and willingness of the lenders under our unsecured revolving credit facilities to fund, in whole or in part, borrowing requests made by us from time to time;

  •
  The impact of market or issuer events on the liquidity or value of our investments in marketable securities; and

  •
  The impact of any financial, accounting, legal or regulatory issues that may affect our major tenants, operators or managers.

        Many of these factors are beyond our control and the control of our management.

Kindred, Brookdale Senior Living and Sunrise Information

        Each of Kindred Healthcare, Inc. (together with its subsidiaries, "Kindred"), Brookdale Senior Living Inc. (together with its subsidiaries, which include Brookdale Living Communities, Inc. ("Brookdale") and Alterra Healthcare Corporation ("Alterra"), "Brookdale Senior Living") and Sunrise Senior Living, Inc. (together with its subsidiaries, "Sunrise") is subject to the reporting requirements of the Commission and is required to file with the Commission annual reports containing audited financial information and quarterly reports containing unaudited financial information. The information related to Kindred, Brookdale Senior Living and Sunrise contained or incorporated by reference in this prospectus is derived from filings made by Kindred, Brookdale Senior Living or Sunrise, as the case may be, with the Commission or other publicly available information, or has been provided to us by Kindred, Brookdale Senior Living or Sunrise. We have not verified this information either through an independent investigation or by reviewing Kindred's, Brookdale Senior Living's or Sunrise's public filings. We have no reason to believe that this information is inaccurate in any material respect, but we cannot assure you that all of this information is accurate. Kindred's, Brookdale Senior Living's and Sunrise's filings with the Commission can be found at the Commission's website at www.sec.gov. We are providing this data for informational purposes only, and you are encouraged to obtain Kindred's, Brookdale Senior Living's and Sunrise's publicly available filings from the Commission.

ABOUT THE REGISTRANTS

        The following highlights information about the registrants and our business contained elsewhere or incorporated by reference in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in any of our securities. To fully understand our business, you should carefully read this prospectus together with the more detailed information incorporated by reference in this prospectus.

 Ventas

        We are a REIT with a geographically diverse portfolio of seniors housing and healthcare properties in the United States and Canada. As of December 31, 2008, this portfolio consisted of 513 assets: 248 seniors housing communities, 192 skilled nursing facilities, 41 hospitals and 32 medical office buildings ("MOBs") and other properties in 43 U.S. states and two Canadian provinces. With the exception of our seniors housing communities that are managed by Sunrise pursuant to long-term management agreements and the majority of our MOBs, we lease our properties to healthcare operating companies under "triple-net" or "absolute net" leases, which require the tenants to pay all property-related expenses. We also had real estate loan investments relating to seniors housing and healthcare companies as of December 31, 2008.

        We conduct substantially all of our business through our wholly owned subsidiaries, Ventas Realty, ElderTrust, PSLT OP, L.P. and Ventas SSL, Inc. Our primary business consists of acquiring, financing and owning seniors housing and healthcare properties and leasing those properties to third parties or operating those properties through independent third party managers.

        Our business strategy is comprised of three principal objectives: (1) portfolio diversification; (2) stable earnings and growth; and (3) maintaining a strong balance sheet and liquidity. While current conditions in the capital markets persist, maintaining a strong balance sheet and liquidity will be our primary focus.

        Our principal executive offices are located at 111 S. Wacker Drive, Suite 4800, Chicago, Illinois, 60606, and our telephone number is (877) 483-6827. We maintain a website on the Internet at http://www.ventasreit.com. Information on our website is not incorporated by reference herein and our web address is included in this prospectus as an inactive textual reference only.

Ventas Realty

        Ventas Realty is a limited partnership organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas, Inc. For more information about Ventas Realty, see "—Ventas" above.

Ventas Capital

        Ventas Capital is a wholly owned subsidiary of Ventas Realty organized under the laws of the State of Delaware for the purpose of serving as co-issuer with Ventas Realty of debt securities. Ventas Capital does not and will not have any substantial operations, assets or revenues. As a result, prospective purchasers of the debt securities of Ventas Realty and Ventas Capital should not expect Ventas Capital to participate in servicing the interest on or principal of those debt securities.

AL (AP) Holding LLC

        AL (AP) Holding LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT-ALS Properties Holdings, LLC.

 AL (HCN) Holding LLC

        AL (HCN) Holding LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of IPC (HCN) Holding LLC.

AL (MT) Holding LLC

        AL (MT) Holding LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of IPC (MT) Holding LLC.

Allison Park Nominee LLC

        Allison Park Nominee LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of IPC AL (AP) Holding LLC.

Allison Park Nominee LP

        Allison Park Nominee LP is a limited partnership organized under the laws of the State of Delaware. Allison Park Nominee LLC is a general partner of and owns a 1% interest in Allison Park Nominee LP. AL (AP) Holding LLC is a general partner of and owns a 99% interest in Allison Park Nominee LP.

BCC Altoona Realty GP, LLC

        BCC Altoona Realty GP, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of BCC Altoona Realty, LLC.

BCC Altoona Realty, LLC

        BCC Altoona Realty, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of VSCRE Holdings, LLC.

BCC Altoona Realty, LP

        BCC Altoona Realty, LP is a limited partnership organized under the laws of the State of Delaware. BCC Altoona Realty GP, LLC is a general partner of and owns a 1% interest in BCC Altoona Realty, LP. BCC Altoona Realty, LLC owns a 99% limited partnership interest in BCC Altoona Realty, LP.

BCC Berwick Realty GP, LLC

        BCC Berwick Realty GP, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of BCC Berwick Realty, LLC.

BCC Berwick Realty, LLC

        BCC Berwick Realty, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of VSCRE Holdings, LLC.

BCC Berwick Realty, LP

        BCC Berwick Realty, LP is a limited partnership organized under the laws of the State of Delaware. BCC Berwick Realty GP, LLC is a general partner of and owns a 1% interest in BCC Berwick Realty, LP. BCC Berwick Realty, LLC owns a 99% limited partnership interest in BCC Berwick Realty, LP.

 BCC Lewiston Realty GP, LLC

        BCC Lewiston Realty GP, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of BCC Lewiston Realty, LLC.

BCC Lewiston Realty, LLC

        BCC Lewiston Realty, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of VSCRE Holdings, LLC.

BCC Lewiston Realty, LP

        BCC Lewiston Realty, LP is a limited partnership organized under the laws of the State of Delaware. BCC Lewiston Realty GP, LLC is a general partner of and owns a 1% interest in BCC Lewiston Realty, LP. BCC Lewiston Realty, LLC owns a 99% limited partnership interest in BCC Lewiston Realty, LP.

BCC Martinsburg Realty, LLC

        BCC Martinsburg Realty, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of VSCRE Holdings, LLC.

BCC Medina Realty, LLC

        BCC Medina Realty, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of VSCRE Holdings, LLC.

BCC Ontario Realty, LLC

        BCC Ontario Realty, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of VSCRE Holdings, LLC.

BCC Reading Realty GP, LLC

        BCC Reading Realty GP, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of BCC Reading Realty, LLC.

BCC Reading Realty, LLC

        BCC Reading Realty, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of VSCRE Holdings, LLC.

BCC Reading Realty, LP

        BCC Reading Realty, LP is a limited partnership organized under the laws of the State of Delaware. BCC Reading Realty GP, LLC is a general partner of and owns a 1% interest in BCC Reading Realty, LP. BCC Reading Realty, LLC owns a 99% limited partnership interest in BCC Reading Realty, LP.

BCC Shippensburg Realty, LLC

        BCC Shippensburg Realty, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Shippensburg Realty Holdings, LLC.

BCC South Beaver Realty, LLC

        BCC South Beaver Realty, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of South Beaver Realty Holdings, LLC.

 BCC State College Realty GP, LLC

        BCC State College Realty GP, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of BCC State College Realty, LLC.

BCC State College Realty, LLC

        BCC State College Realty, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of VSCRE Holdings, LLC.

BCC State College Realty, LP

        BCC State College Realty, LP is a limited partnership organized under the laws of the State of Delaware. BCC State College Realty GP, LLC is a general partner of and owns a 1% interest in BCC State College Realty, LP. BCC State College Realty, LLC owns a 99% limited partnership interest in BCC State College Realty, LP.

BCC Washington Township Realty, LLC

        BCC Washington Township Realty, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of VSCRE Holdings, LLC.

BLC of California-San Marcos, L.P.

        BLC of California-San Marcos, L.P. is a limited partnership organized under the laws of the State of Delaware. Brookdale Living Communities of California-San Marcos, LLC is general partner of and owns a 1% interest in BLC of California-San Marcos, L.P. PSLT-BLC Properties Holdings, LLC owns a 99% limited partnership interest in BLC of California-San Marcos, L.P.

Bloomsburg Nominee LLC

        Bloomsburg Nominee LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of AL (HCN) Holding LLC.

Bloomsburg Nominee LP

        Bloomsburg Nominee LP is a limited partnership organized under the laws of the State of Delaware. Bloomsburg Nominee LLC is a general partner of and owns a 1% interest in Bloomsburg Nominee LP. AL (HCN) Holding LLC owns a 99% limited partnership interest in Bloomsburg Nominee LP.

Brookdale Holdings, LLC

        Brookdale Holdings, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT-BLC Properties Holdings, LLC.

Brookdale Living Communities of Arizona-EM, LLC

        Brookdale Living Communities of Arizona-EM, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT-BLC Properties Holdings, LLC.

Brookdale Living Communities of California, LLC

        Brookdale Living Communities of California, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT-BLC Properties Holdings, LLC.

 Brookdale Living Communities of California-RC, LLC

        Brookdale Living Communities of California-RC, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT-BLC Properties Holdings, LLC.

Brookdale Living Communities of California-San Marcos, LLC

        Brookdale Living Communities of California-San Marcos, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT-BLC Properties Holdings, LLC.

Brookdale Living Communities of Illinois-2960, LLC

        Brookdale Living Communities of Illinois-2960, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT-BLC Properties Holdings, LLC.

Brookdale Living Communities of Illinois-II, LLC

        Brookdale Living Communities of Illinois-II, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT-BLC Properties Holdings, LLC.

Brookdale Living Communities of Massachusetts-RB, LLC

        Brookdale Living Communities of Massachusetts-RB, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT-BLC Properties Holdings, LLC.

Brookdale Living Communities of Minnesota, LLC

        Brookdale Living Communities of Minnesota, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT-BLC Properties Holdings, LLC.

Brookdale Living Communities of New York-GB, LLC

        Brookdale Living Communities of New York-GB, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT-BLC Properties Holdings, LLC.

Brookdale Living Communities of Washington-PP, LLC

        Brookdale Living Communities of Washington-PP, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT-BLC Properties Holdings, LLC.

Chippewa Nominee LLC

        Chippewa Nominee LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of AL (MT) Holding LLC.

Chippewa Nominee LP

        Chippewa Nominee LP is a limited partnership organized under the laws of the State of Delaware. Chippewa Nominee LLC is a general partner of and owns a 1% interest in Chippewa Nominee LP. AL (MT) Holding LLC owns a 99% limited partnership interest in Chippewa Nominee LP.

 Dillsburg Nominee LLC

        Dillsburg Nominee LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of AL (MT) Holding LLC.

Dillsburg Nominee LP

        Dillsburg Nominee LP is a limited partnership organized under the laws of the State of Delaware. Dillsburg Nominee LLC is a general partner of and owns a 1% interest in Dillsburg Nominee LP. AL (MT) Holding LLC owns a 99% limited partnership interest in Dillsburg Nominee LP.

EC Halcyon Realty, LLC

        EC Halcyon Realty, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of VSCRE Holdings, LLC.

EC Hamilton Place Realty, LLC

        EC Hamilton Place Realty, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of VSCRE Holdings, LLC.

EC Lebanon Realty, LLC

        EC Lebanon Realty, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of VSCRE Holdings, LLC.

EC Timberlin Parc Realty, LLC

        EC Timberlin Parc Realty, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of VSCRE Holdings, LLC.

ElderTrust

        ElderTrust is a real estate investment trust organized under the laws of the State of Maryland. It is a wholly owned direct subsidiary of Ventas, Inc.

ET Berkshire, LLC

        ET Berkshire, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ElderTrust.

ET Capital Corp.

        ET Capital Corp. is a corporation organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ElderTrust.

ET GENPAR, L.L.C.

        ET GENPAR, L.L.C. is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ElderTrust.

ET Lehigh, LLC

        ET Lehigh, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ElderTrust.

 ET Pennsburg Finance, L.L.C.

        ET Pennsburg Finance, L.L.C. is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ElderTrust.

ET Sanatoga, LLC

        ET Sanatoga, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ElderTrust.

ET Sub-Berkshire Limited Partnership

        ET Sub-Berkshire Limited Partnership is a limited partnership organized under the laws of the State of Delaware. ET Berkshire, LLC is the general partner of and owns a 1% interest in ET Sub-Berkshire Limited Partnership. ElderTrust owns a 99% limited partnership interest in ET Sub-Berkshire Limited Partnership.

ET Sub-Heritage Woods, L.L.C.

        ET Sub-Heritage Woods, L.L.C. is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ElderTrust.

ET Sub-Highgate, L.P.

        ET Sub-Highgate, L.P. is a limited partnership organized under the laws of the Commonwealth of Pennsylvania. ET GENPAR, L.L.C. is the general partner of and owns a 0.1% interest in ET Sub-Highgate, L.P. ElderTrust owns a 99.9% limited partnership interest in ET Sub-Highgate, L.P.

ET Sub-Lacey I, L.L.C.

        ET Sub-Lacey I, L.L.C. is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ElderTrust.

ET Sub-Lehigh Limited Partnership

        ET Sub-Lehigh Limited Partnership is a limited partnership organized under the laws of the State of Delaware. ET Lehigh, LLC. is the general partner of and owns a 1% interest in ET Sub-Lehigh Limited Partnership. ElderTrust owns a 99% limited partnership interest in ET Sub-Lehigh Limited Partnership.

ET Sub-Lopatcong, L.L.C.

        ET Sub-Lopatcong, L.L.C. is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ElderTrust.

ET Sub-Pennsburg Manor Limited Partnership, L.L.P.

        ET Sub-Pennsburg Manor Limited Partnership, L.L.P. is a registered limited liability partnership organized under the laws of the Commonwealth of Virginia. ET Pennsburg Finance, L.L.C. is the general partner of and owns a 0.1% interest in ET Sub-Pennsburg Manor Limited Partnership, L.L.P. ElderTrust owns a 99.9% limited partnership interest in ET Sub-Pennsburg Manor Limited Partnership, L.L.P.

ET Sub-Phillipsburg I, L.L.C.

        ET Sub-Phillipsburg I, L.L.C. is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ElderTrust.

 ET Sub-Pleasant View, L.L.C.

        ET Sub-Pleasant View, L.L.C. is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ElderTrust.

ET Sub-Rittenhouse Limited Partnership, L.L.P.

        ET Sub-Rittenhouse Limited Partnership, L.L.P. is a registered limited liability partnership organized under the laws of the Commonwealth of Virginia. ET GENPAR, L.L.C. is the general partner of and owns a 0.1% interest in ET Sub-Rittenhouse Limited Partnership, L.L.P. ElderTrust owns a 99.9% limited partnership interest in ET Sub-Rittenhouse Limited Partnership, L.L.P.

ET Sub-Riverview Ridge Limited Partnership, L.L.P.

        ET Sub-Riverview Ridge Limited Partnership, L.L.P. is a registered limited liability partnership organized under the laws of the Commonwealth of Virginia. ET GENPAR, L.L.C. is the general partner of and owns a 0.1% interest in ET Sub-Riverview Ridge Limited Partnership, L.L.P. ElderTrust owns a 99.9% limited partnership interest in ET Sub-Riverview Ridge Limited Partnership, L.L.P.

ET Sub-Sanatoga Limited Partnership

        ET Sub-Sanatoga Limited Partnership is a limited partnership organized under the laws of the State of Delaware. ET Sanatoga, LLC is the general partner of and owns a 1% interest in ET Sub-Sanatoga Limited Partnership. ElderTrust owns a 99% limited partnership interest in ET Sub-Sanatoga Limited Partnership.

ET Sub-SMOB, L.L.C.

        ET Sub-SMOB, L.L.C. is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ElderTrust.

ET Sub-Wayne I Limited Partnership, L.L.P.

        ET Sub-Wayne Limited Partnership, L.L.P. is a registered limited liability partnership organized under the laws of the Commonwealth of Virginia. ET Wayne Finance, L.L.C. is the general partner of and owns a 0.1% interest in ET Sub-Wayne I Limited Partnership, L.L.P. ElderTrust owns a 99.9% limited partnership interest in ET Sub-Wayne I Limited Partnership, L.L.P.

ET Sub-Willowbrook Limited Partnership, L.L.P.

        ET Sub-Willowbrook Limited Partnership, L.L.P. is a registered limited liability partnership organized under the laws of the Commonwealth of Virginia. ET GENPAR, L.L.C. is the general partner of and owns a 0.1% interest in ET Sub-Willowbrook Limited Partnership, L.L.P. ElderTrust owns a 99.9% limited partnership interest in ET Sub-Willowbrook Limited Partnership, L.L.P.

ET Sub-Woodbridge, L.P.

        ET Sub-Woodbridge, L.P. is a limited partnership organized under the laws of the Commonwealth of Pennsylvania. ET GENPAR, L.L.C. is the general partner of and owns a 0.1% interest in ET Sub-Woodbridge, L.P. ElderTrust owns a 99.9% limited partnership interest in ET Sub-Woodbridge, L.P.

ET Wayne Finance, Inc.

        ET Wayne Finance, Inc. is a corporation organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ElderTrust.

 ET Wayne Finance, L.L.C.

        ET Wayne Finance, L.L.C. is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ElderTrust.

Hendersonville Nominee LLC

        Hendersonville Nominee LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of AL (MT) Holding LLC.

Hendersonville Nominee LP

        Hendersonville Nominee LP is a limited partnership organized under the laws of the State of Delaware. Hendersonville Nominee LLC is a general partner of and owns a 1% interest in Hendersonville Nominee LP. AL (MT) Holding LLC owns a 99% limited partnership interest in Hendersonville Nominee LP.

IPC (AP) Holding LLC

        IPC (AP) Holding LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT OP, LP.

IPC (HCN) Holding LLC

        IPC (HCN) Holding LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT OP, LP.

IPC (MT) Holding LLC

        IPC (MT) Holding LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT OP, LP.

Kingsport Nominee LLC

        Kingsport Nominee LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of AL (MT) Holding LLC.

Kingsport Nominee LP

        Kingsport Nominee LP is a limited partnership organized under the laws of the State of Delaware. Kingsport Nominee LLC is a general partner of and owns a 1% interest in Kingsport Nominee LP. AL (MT) Holding LLC owns a 99% limited partnership interest in Kingsport Nominee LP.

Knoxville Nominee LLC

        Knoxville Nominee LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of AL (MT) Holding LLC.

Knoxville Nominee LP

        Knoxville Nominee LP is a limited partnership organized under the laws of the State of Delaware. Knoxville Nominee LLC is a general partner of and owns a 1% interest in Knoxville Nominee LP. AL (MT) Holding LLC owns a 99% limited partnership interest in Knoxville Nominee LP.

Lebanon Nominee LLC

        Lebanon Nominee LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of AL (HCN) Holding LLC.

 Lebanon Nominee LP

        Lebanon Nominee LP is a limited partnership organized under the laws of the State of Delaware. Lebanon Nominee LLC is a general partner of and owns a 1% interest in Lebanon Nominee LP. AL (HCN) Holding LLC owns a 99% limited partnership interest in Lebanon Nominee LP.

Lewisburg Nominee LLC

        Lewisburg Nominee LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of AL (MT) Holding LLC.

Lewisburg Nominee LP

        Lewisburg Nominee LP is a limited partnership organized under the laws of the State of Delaware. Lewisburg Nominee LLC is a general partner of and owns a 1% interest in Lewisburg Nominee LP. AL (MT) Holding LLC owns a 99% limited partnership interest in Lewisburg Nominee LP.

Lima Nominee LLC

        Lima Nominee LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of AL (MT) Holding LLC.

Lima Nominee LP

        Lima Nominee LP is a limited partnership organized under the laws of the State of Delaware. Lima Nominee LLC is a general partner of and owns a 1% interest in Lima Nominee LP. AL (MT) Holding LLC owns a 99% limited partnership interest in Lima Nominee LP.

Loyalsock Nominee LLC

        Loyalsock Nominee LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of AL (HCN) Holding LLC.

Loyalsock Nominee LP

        Loyalsock Nominee LP is a limited partnership organized under the laws of the State of Delaware. Loyalsock Nominee LLC is a general partner of and owns a 1% interest in Loyalsock Nominee LP. AL (HCN) Holding LLC owns a 99% limited partnership interest in Loyalsock Nominee LP.

MAB Parent LLC

        MAB Parent, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas MOB Holdings, LLC.

PSLT GP, LLC

        PSLT GP, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas Provident, LLC.

PSLT OP, L.P.

        PSLT OP, L.P. is a limited partnership organized under the laws of the State of Delaware. PSLT GP, LLC is the general partner of and owns a 1% interest in PSLT OP, L.P. Ventas Provident, LLC owns a 97.55% limited partnership interest in PSLT OP, L.P. ElderTrust owns a 1.45% limited partnership interest in PSLT OP, L.P.

 PSLT-ALS Properties Holdings, LLC

        PSLT-ALS Properties Holdings, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT OP, L.P.

PSLT-ALS Properties I, LLC

        PSLT-ALS Properties I, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT-ALS Properties Holdings, LLC.

PSLT-BLC Properties Holdings, LLC

        PSLT-BLC Properties Holdings, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of PSLT OP, L.P.

River Oaks Partners

        River Oaks Partners is a general partnership organized under the laws of the State of Illinois. Brookdale Holdings, LLC is a general partner of and owns a 1% interest in River Oaks Partners. PSLT-BLC Properties Holdings, LLC is a general partner of and owns a 99% interest in River Oaks Partners.

Sagamore Hills Nominee LLC

        Sagamore Hills Nominee LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of AL (HCN) Holding LLC.

Sagamore Hills Nominee LP

        Sagamore Hills Nominee LP is a limited partnership organized under the laws of the State of Delaware. Sagamore Hills Nominee LLC is a general partner of and owns a 1% interest in Sagamore Hills Nominee LP. AL (HCN) Holding LLC owns a 99% limited partnership interest in Sagamore Hills Nominee LP.

Saxonburg Nominee LLC

        Saxonburg Nominee LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of AL (HCN) Holding LLC.

Saxonburg Nominee LP

        Saxonburg Nominee LP is a limited partnership organized under the laws of the State of Delaware. Saxonburg Nominee LLC is a general partner of and owns a 1% interest in Saxonburg Nominee LP. AL (HCN) Holding LLC owns a 99% limited partnership interest in Saxonburg Nominee LP.

Shippensburg Realty Holdings, LLC

        Shippensburg Realty Holdings, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of VSCRE Holdings, LLC.

South Beaver Realty Holdings, LLC

        South Beaver Realty Holdings, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of VSCRE Holdings, LLC.

 SZR Acquisitions, LLC

        SZR Acquisitions, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of SZR US Investments, Inc.

SZR Burlington Inc.

        SZR Burlington Inc. is a corporation organized under the laws of the Province of Ontario, Canada. It is a wholly owned direct subsidiary of Ventas Grantor Trust #2.

SZR Columbia, LLC

        SZR Columbia, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of SZR US Investments, Inc.

SZR Lincoln Park, LLC

        SZR Lincoln Park, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of SZR US UPREIT Three, LLC.

SZR Markham Inc.

        SZR Markham Inc. is a corporation organized under the laws of the Province of Ontario, Canada. It is a wholly owned direct subsidiary of Ventas SSL Ontario III, Inc.

SZR Mississauga Inc.

        SZR Mississauga Inc. is a corporation organized under the laws of the Province of Ontario, Canada. It is a wholly owned direct subsidiary of Ventas SSL Ontario III, Inc.

SZR North Hills, LLC

        SZR North Hills, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of SZR US UPREIT Three, LLC.

SZR Norwood, LLC

        SZR Norwood, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of SZR US Investments, Inc.

SZR Oakville Inc.

        SZR Oakville Inc. is a corporation organized under the laws of the Province of Ontario, Canada. It is a wholly owned direct subsidiary of Ventas Grantor Trust #2.

SZR Richmond Hill Inc.

        SZR Richmond Hill Inc. is a corporation organized under the laws of the Province of Ontario, Canada. It is a wholly owned direct subsidiary of Ventas SSL Ontario III, Inc.

SZR Rockville LLC

        SZR Rockville LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of SZR US Investments, Inc.

SZR San Mateo LLC

        SZR San Mateo LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of SZR US Investments, Inc.

 SZR Scottsdale, LLC

        SRZ Scottsdale, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of SZR US Investments, Inc.

SZR US Investments, Inc.

        SZR US Investments, Inc. is a corporation organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas Cooperatief, U.A.

SZR US UPREIT Three, LLC

        SZR US UPREIT Three, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of SZR US Investments, Inc.

SZR Westlake Village LLC

        SZR Westlake Village LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of SZR US UPREIT Three, LLC.

SZR Willowbrook LLC

        SZR Willowbrook LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of SZR US Investments, Inc.

SZR Windsor Inc.

        SZR Windsor Inc. is a corporation organized under the laws of the Province of Ontario, Canada. It is a wholly owned direct subsidiary of Ventas Grantor Trust #2.

SZR Yorba Linda LLC

        SZR Yorba Linda LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of SZR US UPREIT Three, LLC.

The Ponds of Pembroke Limited Partnership

        The Ponds of Pembroke Limited Partnership is a limited partnership organized under the laws of the State of Illinois. Brookdale Holdings, LLC is general partner of and owns a 1% interest in The Ponds of Pembroke Limited Partnership. PSLT-BLC Properties Holdings, LLC owns a 99% limited partnership interest in The Ponds of Pembroke Limited Partnership.

United Rehab Realty Holding, LLC

        United Rehab Realty Holding, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of VSCRE Holdings, LLC.

Ventas Broadway MOB, LLC

        Ventas Broadway MOB, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas Nexcore Holdings, LLC.

Ventas Cal Sun LLC

        Ventas Cal Sun LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas Realty.

 Ventas Casper Holdings, LLC

        Ventas Casper Holdings, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas Realty, Limited Partnership.

Ventas Carroll MOB, LLC

        Ventas Carroll MOB, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas MOB Holdings, LLC.

Ventas Center MOB, LLC

        Ventas Center MOB, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas MO Holdings, LLC.

Ventas DASCO MOB Holdings, LLC

        Ventas DASCO MOB Holdings, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas MOB Holdings, LLC.

Ventas Framingham, LLC

        Ventas Framingham, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas Realty.

Ventas Grantor Trust #1

        Ventas Grantor Trust #1 is a US Grantor Trust organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas SSL Holdings, Inc.

Ventas Grantor Trust #2

        Ventas Grantor Trust #2 is a US Grantor Trust organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas Grantor Trust #1.

Ventas Healthcare Properties, Inc.

        Ventas Healthcare Properties, Inc. is a corporation organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas, Inc.

Ventas LP Realty, L.L.C.

        Ventas LP Realty, L.L.C. is a limited liability company organized under the laws of the State of Delaware. Ventas, Inc. is the sole member of Ventas LP Realty, L.L.C. Ventas LP Realty, L.L.C. owns a 1% limited partnership interest in Ventas Realty and conducts no other business and owns no other assets.

Ventas MO Holdings, LLC

        Ventas MO Holdings, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas MOB Holdings, LLC.

Ventas MOB Holdings, LLC

        Ventas MOB Holdings, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas Realty, Limited Partnership.

 Ventas Nexcore Holdings, LLC

        Ventas Nexcore Holdings, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas MOB Holdings, LLC.

Ventas of Vancouver, Limited

        Ventas of Vancouver, Limited is a corporation organized under the laws of the Island of Jersey. It is a wholly owned direct subsidiary of Ventas Grantor Trust #2.

Ventas Provident, LLC

        Ventas Provident, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas Realty.

Ventas REIT US Holdings, Inc.

        Ventas REIT US Holdings, Inc. is a corporation organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of SZR US Investments, Inc.

Ventas SSL Beacon Hill, Inc.

        Ventas SSL Beacon Hill, Inc. is a corporation organized under the laws of the Province of Ontario, Canada. It is a wholly owned direct subsidiary of Ventas SSL Ontario III, Inc.

Ventas SSL Holdings, Inc.

        Ventas SSL Holdings, Inc. is a corporation organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas SSL, Inc.

Ventas SSL Holdings, LLC

        Ventas SSL Holdings, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas SSL Holdings, Inc.

Ventas SSL, Inc.

        Ventas SSL, Inc. is a corporation organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas, Inc.

Ventas SSL Lynn Valley, Inc.

        Ventas SSL Lynn Valley, Inc. is a corporation organized under the laws of the Province of Ontario, Canada. It is a wholly owned direct subsidiary of Ventas SSL Ontario III, Inc.

Ventas SSL Ontario II, Inc.

        Ventas SSL Ontario II, Inc. is a corporation organized under the laws of the Province of Ontario, Canada. It is a wholly owned direct subsidiary of Ventas SSL, Inc.

Ventas SSL Ontario III, Inc.

        Ventas SSL Ontario III, Inc. is a corporation organized under the laws of the Province of Ontario, Canada. It is a wholly owned direct subsidiary of Ventas SSL, Inc.

Ventas SSL Vancouver, Inc.

        Ventas SSL Vancouver, Inc. is a corporation organized under the laws of the Province of Ontario, Canada. It is a wholly owned direct subsidiary of Ventas Grantor Trust #2.

 Ventas Sun LLC

        Ventas Sun LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas Realty.

Ventas TRS, LLC

        Ventas TRS, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas Realty.

Ventas University MOB, LLC

        Ventas University MOB, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas MOB Holdings, LLC.

VSCRE Holdings, LLC

        VSCRE Holdings, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas Realty.

VTRLTH MAB I, LLC

        VTRLTH MAB I, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of MAB Parent, LLC.

VTRLTH MAB II, LLC

        VTRLTH MAB II, LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of MAB Parent, LLC.

Xenia Nominee LLC

        Xenia Nominee LLC is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of AL (MT) Holding LLC.

Xenia Nominee LP

        Xenia Nominee LP is a limited partnership organized under the laws of the State of Delaware. Xenia Nominee LLC LLC is a general partner of and owns a 1% partnership interest in Xenia Nominee LP. AL (MT) Holding LLC owns a 99% limited partnership interest in Xenia Nominee LP.

 RISK FACTORS

        Before you invest in our securities, you should carefully consider the risks involved. These risks include, but are not limited to:

  •
  the risks described in Ventas, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this prospectus; and

  •
  any risks that may be described in other filings we make with the Commission or in the prospectus supplements relating to specific offerings of securities.

USE OF PROCEEDS

        Unless otherwise described in a prospectus supplement, we intend to use our net proceeds from the sale of any securities under this prospectus for general corporate purposes, which may include acquiring and investing in additional properties and businesses and the repayment of borrowings under our unsecured revolving credit facilities or other debt. Until we apply the proceeds from a sale of securities to their intended purposes, we may invest those proceeds in short-term investments, including repurchase agreements, some or all of which may not be investment grade.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our ratios of (1) earnings to fixed charges and (2) earnings to combined fixed charges and preferred stock dividends for each of the periods indicated. We do not currently have any preferred stock outstanding.

	Year Ended December 31,
	2004	2005	2006	2007	2008
Ratio of earnings to fixed charges	2.59x	2.24x	1.93x	1.59x	1.71x
Ratio of earnings to combined fixed charges and preferred stock dividends	2.59x	2.24x	1.93x	1.57x	1.71x

        For these ratios, earnings consist of earnings before net loss on real estate disposals, reversal of contingent liability, income taxes, minority interest, discontinued operations and preferred stock dividends and issuance costs, plus fixed charges excluding capitalized interest. Fixed charges consist of interest expensed and capitalized, plus the portion of rent expense under operating leases deemed by us to be representative of the interest factor.

DESCRIPTION OF VENTAS, INC. COMMON STOCK

        This section describes the general terms and provisions of Ventas, Inc.'s common stock. The prospectus supplement relating to any offering of common stock, or other securities convertible into or exchangeable or exercisable for common stock, will describe more specific terms of the offering of common stock or other securities, including the number of shares offered, the initial offering price, and market price and dividend information.

        The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to Ventas, Inc.'s Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and Ventas, Inc.'s Third Amended and Restated Bylaws, as amended (the "Bylaws"), each of which is filed or incorporated by reference as an exhibit to the registration statement, of which this prospectus is a part, and incorporated by reference herein. You should read Ventas, Inc.'s Certificate of Incorporation and Bylaws for additional information before you purchase any shares of Ventas, Inc. common stock.

General

        Ventas, Inc.'s Certificate of Incorporation provides that Ventas, Inc. may issue up to 300,000,000 shares of common stock, par value $0.25 per share. As of March 31, 2009, 143,450,169 shares of common stock were issued and outstanding.

        All shares of common stock offered hereby, when issued, will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares of capital stock and to certain provisions of Ventas, Inc.'s Certificate of Incorporation, holders of shares of common stock are entitled to receive distributions if, as and when authorized and declared by the Board of Directors out of assets legally available therefor and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities. We currently expect to continue to make quarterly distributions, and from time to time we may make additional distributions.

        Holders of shares of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote. Holders of shares of common stock have no conversion, sinking fund, redemption or preemptive rights to subscribe for any of our securities. Subject to certain provisions of Ventas, Inc.'s Certificate of Incorporation, shares of common stock have equal distribution, liquidation and other rights.

Certain Anti-Takeover Provisions

        In order to preserve our ability to maintain REIT status, Ventas, Inc.'s Certificate of Incorporation provides that if a person acquires beneficial ownership of greater than 9% of our outstanding common stock, the shares that are beneficially owned in excess of such 9% limit are considered to be "excess shares." Excess shares are automatically deemed transferred to a trust for the benefit of a charitable institution or other qualifying organization selected by our Board of Directors. The trust is entitled to all dividends with respect to the excess shares and the trustee may exercise all voting power over the excess shares. We have the right to buy the excess shares for a purchase price equal to the lesser of (1) the price per share in the transaction that created the excess shares, or (2) the market price on the date we buy the shares, and we may defer payment of the purchase price for up to five years. If we do not purchase the excess shares, the trustee of the trust is required to transfer the excess shares at the direction of the Board of Directors. The owner of the excess shares is entitled to receive the lesser of the proceeds from the sale of the excess shares or the original purchase price for such excess shares, and any additional amounts are payable to the beneficiary of the trust. The Board of Directors may grant waivers from the excess share limitations.

 DESCRIPTION OF VENTAS, INC. PREFERRED STOCK

        This section describes the general terms and provisions of Ventas, Inc.'s preferred stock. The prospectus supplement relating to any offering of preferred stock, or other securities convertible into or exchangeable or exercisable for preferred stock, will describe more specific terms of the preferred stock being offered, including the designation of the series, the number of shares offered, the initial offering price and any voting, dividend and liquidation preference rights, and any general terms described in this section that will not apply to those shares of preferred stock.

        The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to Ventas, Inc.'s Certificate of Incorporation, as amended, and the certificate of designation relating to the applicable series of preferred stock that we will file with the Commission, each of which is or will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and incorporated herein by reference. You should read Ventas, Inc.'s Certificate of Incorporation and such certificate of designation for additional information before you buy any shares of Ventas, Inc. preferred stock.

General

        Ventas, Inc.'s Certificate of Incorporation provides that Ventas, Inc. may issue up to 10,000,000 shares of preferred stock, par value $1.00 per share. As of March 31, 2009, no shares of preferred stock were issued or outstanding.

        Our Board of Directors has authority, without approval of the stockholders, to issue preferred stock in one or more series having the powers, preferences and other rights as it may determine from time to time. The preferred stock will have the rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including some or all of the following:

  •
  the description of the shares of preferred stock;

  •
  the number of shares of preferred stock offered;

  •
  the voting rights, if any, of the holders of the shares of preferred stock;

  •
  the offering price of the shares of preferred stock;

  •
  the distribution rate, when distributions will be paid, or the method of determining the distribution rate if it is based on a formula or not otherwise fixed;

  •
  the date from which distributions on the shares of preferred stock shall accumulate;

  •
  the provisions for any auctioning or remarketing, if any, of the shares of preferred stock;

  •
  the provision, if any, for redemption or a sinking fund;

  •
  the liquidation preference per share;

  •
  any listing of the shares of preferred stock on a securities exchange;

  •
  whether the shares of preferred stock will be convertible or exchangeable and, if so, the security into which they are convertible or exchangeable and the terms and conditions of conversion or exchange, including the conversion price or exchange rate or the manner of determining it;

  •
  whether interests in the shares of preferred stock will be represented by depositary shares as more fully described below under "Description of Ventas, Inc. Depositary Shares";

  •
  the federal income tax consequences of owning the preferred stock;

  •
  the relative ranking and preferences of the shares of preferred stock as to distribution and liquidation rights;

  •
  any limitations on issuance of any shares of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to distribution and liquidation rights;

  •
  any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT; and

  •
  any other terms of the preferred stock.

        As described under "Description of Ventas, Inc. Depositary Shares," Ventas, Inc. may, at its option, elect to offer depositary shares evidenced by depositary receipts. If Ventas, Inc. elects to do this, each depositary receipt will represent a fractional interest in a share of the particular series of preferred stock issued and deposited with a depositary. The applicable prospectus supplement will specify that fractional interest.

Ranking

        Unless our Board of Directors otherwise determines and we so specify in the applicable prospectus supplement, we expect that the shares of preferred stock will, with respect to distribution rights and rights upon liquidation or dissolution, rank senior to all shares of Ventas, Inc. common stock.

Dividends

        Holders of shares of preferred stock of each series will be entitled to receive dividends at the rates and on the dates shown in the applicable prospectus supplement if, as and when authorized and declared by our Board of Directors out of assets legally available therefor. We will pay each dividend to holders of record as they appear on our share transfer books on the record dates fixed by our Board of Directors. In the case of shares of preferred stock represented by depositary receipts, the records of the depositary referred to under "Description of Ventas, Inc. Depositary Shares" will determine the persons to whom dividends are payable.

        Dividends on any series of preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement. We refer to each particular series, for ease of reference, as the applicable series. Cumulative dividends will be cumulative from and after the date shown in the applicable prospectus supplement. If our Board of Directors fails to authorize a dividend on any applicable series that is noncumulative, the holders will have no right to receive, and we will have no obligation to pay, a dividend in respect of the applicable dividend period, whether or not dividends on that series are declared payable in the future.

        If the applicable series is entitled to a cumulative dividend, we may not declare, or pay or set aside for payment, a dividend on any other series of preferred stock ranking, as to dividends on a parity with or junior to the applicable series, unless we declare, and either pay or set aside for payment, full cumulative dividends on the applicable series for all past dividends periods and the then current dividend period. If the applicable series does not have a cumulative dividend, we must declare, and pay or set aside for payment, full dividends for the then current dividend period only. When dividends are not paid, or set aside for payment, in full on any applicable series and the shares of any other series ranking on a parity as to dividends with the applicable series, we must declare, and pay or set aside for payment, all dividends upon the applicable series and any other parity series proportionately, in accordance with accrued and unpaid dividends of the several series. For these purposes, accrued and unpaid dividends do not include unpaid dividend periods on noncumulative shares of preferred stock. No interest will be payable in respect of any dividend payment that may be in arrears.

        Except as provided in the immediately preceding paragraph, unless we declare, and pay or set aside for payment, full cumulative dividends, including for the then current period, on any applicable series entitled to a cumulative dividend, we may not declare, or pay or set aside for payment, any dividends on common stock or any other equity securities ranking junior to or on a parity with the applicable series as to dividends or upon liquidation. The foregoing restriction does not apply to dividends paid in common stock or other equity securities ranking junior to the applicable series as to dividends and upon liquidation. If the applicable series does not have cumulative dividends, we need only declare, and pay or set aside for payment, the dividend for the then current period before declaring dividends on shares of common stock or junior or parity securities. In addition, under the circumstances in which we could not declare a dividend, we may not redeem, purchase or otherwise acquire for any consideration any shares of common stock or other parity or junior equity securities, except upon conversion into or exchange for shares of common stock or other junior equity securities. We may, however, make purchases and redemptions otherwise prohibited pursuant to certain redemptions or pro rata offers to purchase the outstanding shares of the applicable series and any other parity series of preferred stock.

        We will credit any dividend payment made on an applicable series first against the earliest accrued but unpaid dividend due with respect to the series.

Redemption

        We may have the right or may be required to redeem the applicable series, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement.

        If the applicable series is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price, and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid dividends, except in the case of noncumulative preferred stock. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for the applicable series is payable only from the net proceeds of our issuance of capital stock, the terms of the preferred stock may provide that, if no shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the shares of preferred stock will automatically and mandatorily be converted into shares of capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

Liquidation Preference

        The applicable prospectus supplement will describe the liquidation preference of the applicable series. Upon the voluntary or involuntary liquidation of Ventas, Inc., before any distribution may be made to the holders of shares of Ventas, Inc. common stock or any other shares of capital stock ranking junior to the applicable series in the distribution of assets upon liquidation, the holders of that series will be entitled to receive, out of assets legally available therefor, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all accrued and unpaid distributions. If the applicable series does not have a cumulative dividend, accrued and unpaid dividends include only the then current dividend period. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of the applicable series will have no right or claim to any of our remaining asset, and our remaining assets will be distributed among the holders of any other shares of capital stock ranking junior to the applicable series upon liquidation, according to their rights and preferences.

        If, upon any voluntary or involuntary liquidation, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of any series and the corresponding amounts payable on all shares of capital stock ranking on a parity in the distribution of assets with that series, then the holders of that series and all other equally ranking shares of capital stock shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled.

Voting Rights

        Holders of shares of the applicable series will not have any voting rights, except as otherwise from time to time required by law or as specified in the applicable prospectus supplement.

        As more fully described under "Description of Ventas, Inc. Depositary Shares" below, if Ventas, Inc. elects to issue depositary shares, each representing a fraction of a share of a series of preferred stock, each depositary will in effect be entitled to a fraction of a vote per depositary share.

Conversion Rights

        We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which you may, or we may require you to, convert shares of the applicable series into shares of common stock or any other class or series of shares of capital stock. The terms will include the number of shares of common stock or other securities into which the shares of the applicable series are convertible, the conversion price (or the manner of determining it), the conversion period, provisions as to whether conversion will be at the option of the holders of the series or at our option, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the redemption of shares of the series.

Our Exchange Rights

        We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which we can require you to exchange shares of the applicable series for debt securities. If an exchange is required, you will receive debt securities with a principal amount equal to the liquidation preference of the applicable series. The other terms and provisions of the debt securities will not be materially less favorable to you than those of the series of preferred stock being exchanged.

Certain Anti-Takeover Provisions

        In order to preserve our ability to maintain REIT status, Ventas, Inc.'s Certificate of Incorporation provides that if a person acquires beneficial ownership of greater than 9.9% of our outstanding preferred stock, the shares that are beneficially owned in excess of such 9.9% limit are considered to be "excess shares." Excess shares are automatically deemed transferred to a trust for the benefit of a charitable institution or other qualifying organization selected by our Board of Directors. The trust is entitled to all dividends with respect to the excess shares and the trustee may exercise all voting power over the excess shares. We have the right to buy the excess shares for a purchase price equal to the lesser of (1) the price per share in the transaction that created the excess shares, or (2) the market price on the date we buy the shares, and we may defer payment of the purchase price for up to five years. If we do not purchase the excess shares, the trustee of the trust is required to transfer the excess shares at the direction of the Board of Directors. The owner of the excess shares is entitled to receive the lesser of the proceeds from the sale of the excess shares or the original purchase price for such excess shares, and any additional amounts are payable to the beneficiary of the trust. The Board of Directors may grant waivers from the excess share limitations.

DESCRIPTION OF VENTAS, INC. DEPOSITARY SHARES

        This section describes the general terms and provisions of shares of Ventas, Inc. preferred stock represented by depositary shares. The prospectus supplement relating to the offering of depositary shares will describe more specific terms of the depositary shares being offered, including the number of shares offered, the initial offering price and the powers, preferences and other rights of the underlying preferred stock and any general terms outlined in this section that will not apply to those depositary shares.

        The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable deposit agreement (including the depositary receipt), the form of which is or will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and incorporated herein by reference. You should read the form of deposit agreement (including the depositary receipt) for additional information before you buy any Ventas, Inc. depositary shares.

General

        Ventas, Inc. may, at its option, elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. Shares of preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The applicable prospectus supplement will provide the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the dividend, voting, conversion, redemption, liquidation and other rights and preferences of the shares of preferred stock represented by those depositary shares.

        Depositary receipts issued pursuant to the applicable deposit agreement will evidence ownership of depositary shares. Upon surrender of depositary receipts at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, a holder of depositary shares will be entitled to receive the shares of preferred stock underlying the surrendered depositary receipts.

Dividends and Other Distributions

        The depositary will be required to distribute all dividends or other cash distributions received in respect of the applicable shares of preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders. Fractions will be rounded down to the nearest whole cent.

        If the distribution is other than in cash, the depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

        Depositary shares that represent shares of preferred stock that have been converted or exchanged will not be entitled to distributions. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of shares of preferred stock will be made available to holders of depositary shares. All distributions will be subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

Withdrawal of Shares of Preferred Stock

        You may receive the number of whole shares of the applicable series of preferred stock and any money or other property represented by your depositary receipts after surrendering your depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the depositary shares that you surrender exceed the number of depositary shares that represent the number of whole shares of preferred stock you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your shares of preferred stock, you will not be entitled to re-deposit those shares of preferred stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Redemption of Depositary Shares

        If we redeem shares of the applicable series of preferred stock underlying the depositary shares, the depositary will redeem the depositary shares from the proceeds it receives. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the applicable series of preferred stock. The redemption date for depositary shares will be the same as that of the preferred stock. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares we are redeeming by lot or pro rata as the depositary may determine.

        After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.

Voting of the Underlying Shares of Preferred Stock

        Upon receipt of notice of any meeting at which the holders of the applicable series of preferred stock are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the depositary shares representing such preferred stock. Each record holder of depositary receipts on the record date will be entitled to instruct the depositary as to how the holder's depositary shares will be voted. The record date for the depositary shares will be the same as the record date for the preferred stock. The depositary will vote the shares as you instruct. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to vote the preferred stock in that manner. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares. The depositary will not be responsible for any failure to carry out any voting instruction, or for the manner or effect of any vote, as long as its action or inaction is in good faith and does not result from its negligence or willful misconduct.

Liquidation Preference

        Upon the voluntary or involuntary liquidation of Ventas, Inc., each holder of depositary shares will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares, as described in the applicable prospectus supplement.

Conversion or Exchange of Shares of Preferred Stock

        The depositary shares will not themselves be convertible into or exchangeable for shares of Ventas, Inc. common stock or preferred stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions for the depositary to instruct us to cause the conversion of the preferred stock represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the conversion or exchange of the preferred stock represented by the depositary shares into our debt securities. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of shares of preferred stock to effect the conversion or exchange. If you are converting only a part of the depositary shares, the depositary will issue you a new depositary receipt for any unconverted depositary shares.

Taxation

        As an owner of depositary shares, you will be treated for U.S. federal income tax purposes as if you were an owner of the series of preferred stock represented by the depositary shares. Therefore, you will be required to take into account for U.S. federal income tax purposes income and deductions to which you would be entitled if you were a holder of the underlying series of preferred stock. In addition:

  •
  you will not recognize any gain or loss for U.S. federal income tax purposes upon the withdrawal of shares of preferred stock in exchange for depositary shares provided in the deposit agreement;

  •
  your tax basis in each share of preferred stock received upon exchange of depositary shares will be the same as the aggregate tax basis of the depositary shares so exchanged; and

  •
  if you held the depositary shares as a capital asset at the time of the exchange for shares of preferred stock, the holding period for shares of the preferred stock will include the period during which you owned the depositary shares.

Amendment and Termination of a Deposit Agreement

        We and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement, as amended.

        Any deposit agreement may be terminated by us upon not less than 30 days' prior written notice to the applicable depositary if (1) the termination is necessary to preserve our status as a REIT or (2) a majority of each series of preferred stock affected by the termination consents to the termination. When either event occurs, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, a deposit agreement will automatically terminate if:

  •
  all depositary shares have been redeemed;

  •
  there shall have been a final distribution in respect of the related preferred stock in connection with a liquidation of Ventas, Inc. and the distribution has been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred stock; or

  •
  each related share of preferred stock shall have been converted or exchanged into securities not represented by depositary shares.

Charges of a Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of the depositary in connection with the initial deposit of the preferred stock and any redemption of preferred stock. However, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of the depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.

Resignation and Removal of Depositary

        A depositary may resign at any time by delivering to us notice of its election to do so. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company having its principal office in the United States that has a combined capital and surplus of at least $50 million.

Miscellaneous

        A depositary will be required to forward to holders of depositary receipts any reports and communications it receives from us with respect to the related shares of preferred stock. Holders of depository receipts will be able to inspect the transfer books of the depository and the list of holders of receipts upon reasonable notice.

        Neither we nor the depositary will be liable if the depositary is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Our obligations and those of the depositary under a deposit agreement will be limited to performing duties in good faith and without gross negligence or willful misconduct. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related shares of preferred stock unless satisfactory indemnity is furnished. We and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting shares of preferred stock for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

        If a depositary receives conflicting claims, requests or instructions from any holder of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.

DESCRIPTION OF VENTAS, INC. WARRANTS

        This section describes the general terms and provisions of Ventas, Inc.'s warrants. The prospectus supplement relating to the offering of the warrants will describe more specific terms of the warrants being offered, including the number of warrants offered, the initial offering price and the terms of the underlying securities and any general terms outlined in this section that will not apply to those warrants.

        The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable warrant agreement (including the warrant certificate), the form of which is or will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and incorporated herein by reference. You should read the form of warrant agreement (including the warrant certificate) for additional information before you buy any Ventas, Inc. warrants.

        Ventas, Inc. may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred stock, depositary shares or common stock. We will enter a warrant agreement governing the issuance of the warrants with a warrant agent, who will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        The applicable prospectus supplement will describe the terms of each series of warrants being offered including some or all of the following:

  •
  the offering price;

  •
  the number of warrants offered;

  •
  the securities underlying the warrants;

  •
  the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

  •
  the date on which the warrants will expire;

  •
  the federal income tax consequences of owning the warrants;

  •
  the rights, if any, we have to redeem the warrants;

  •
  the name of the warrant agent; and

  •
  any other terms of the warrants.

        Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities underlying the warrants and will not be entitled to payments made to holders of those securities.

        We and the applicable warrant agent may amend or supplement the warrant agreement without the consent of the affected holders of warrants to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement, as amended thereby. The applicable prospectus supplement may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price and the expiration date, may not be altered without the consent of the holder of each warrant.

 DESCRIPTION OF DEBT SECURITIES

        This section describes the general terms and provisions of the debt securities of Ventas Realty and Ventas Capital and the debt securities of Ventas, Inc. For purposes hereof, references to the issuer(s) means either Ventas, Inc. or Ventas Realty and Ventas Capital, as applicable. The prospectus supplement relating to any offering of debt securities will describe more specific terms of the debt securities being offered, including the designation of the series, the aggregate principal amount being offered, the initial offering price, the interest rate and any redemption, purchase or conversion rights and any general terms described in this section that will not apply to those debt securities.

        The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable base indenture referred to below and the supplemental indenture (including the form of debt security) relating to the applicable series of debt securities, the form of each of which is or will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and incorporated herein by reference. You should read the applicable base indenture and such supplemental indenture (including the applicable form of debt security) for additional information before you buy any debt securities of the issuer(s).

        The debt securities will be direct unsecured general obligations of the issuer(s) and may include debentures, notes, bonds and/or other evidences of indebtedness. The debt securities may be senior or subordinated and will be issued under one or more indentures among the issuer(s), the guarantors named therein and U.S. Bank National Association, as the initial trustee, which we refer to herein as base indentures. The base indentures do not limit the aggregate principal amount of debt securities that may be issued thereunder.

        Senior debt securities will be issued under a senior indenture, in one or more series established pursuant to a supplemental indenture or a resolution duly adopted by the Board of Directors of the issuer(s) or a duly authorized committee thereof. Subordinated debt securities will be issued under a subordinated indenture, in one or more series established pursuant to a supplemental indenture or a resolution duly adopted by the Board of Directors of the issuer(s) or a duly authorized committee thereof. We refer to the senior indenture and the subordinated indenture (together with each applicable supplemental indenture or resolution establishing the applicable series of debt securities) collectively in this prospectus as the indentures. The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended.

General

        Each indenture provides that there may be more than one trustee under that indenture, each with respect to one or more series of debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of debts securities issued under that indenture, and a successor trustee may be appointed to act with respect to that series.

        If two or more persons are acting as trustee with respect to different series of debts securities issued under the same indenture, each of those trustees will be a trustee of a trust under that indenture separate and apart from the trust administered by any other trustee. In that case, except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by the trustee may be taken by each of those trustees only with respect to the one or more series of debt securities for which it is trustee.

        The applicable prospectus supplement will describe the specific terms of each series of debt securities being offered, including some or all of the following:

  •
  the title of the debt securities;

  •
  the issuer(s) of the debt securities;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  the purchase price of the debt securities, expressed as a percentage of the principal amount;

  •
  the date or dates on which the principal of and any premium on the debt securities will be payable or the method for determining the date or dates;

  •
  if the debt securities will bear interest, the interest rate or rates or the method by which the rate or rates will be determined;

  •
  if the debt securities will bear interest, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable, the record dates for those interest payment dates and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

  •
  the place or places where payments on the debt securities will be made and the debt securities may be surrendered for registration of transfer or exchange;

  •
  if the issuer(s) will have the option to redeem all or any portion of the debt securities, the terms and conditions upon which the debt securities may be redeemed;

  •
  the terms and conditions of any sinking fund or any similar provisions obligating us or permitting a holder to require us to redeem or purchase all or any portion of the debt securities prior to final maturity;

  •
  the currency or currencies in which the debt securities are denominated and payable if other than U.S. dollars and the manner of determining the equivalent of those amounts in U.S. dollars;

  •
  whether the amount of any payments on the debt securities may be determined with reference to an index, formula or other method and the manner in which such amounts are to be determined;

  •
  any additions or changes to the events of default in the applicable base indenture;

  •
  the portion of the principal payable upon acceleration of maturity, if other than the entire principal amount;

  •
  any additions or changes with respect to the other covenants in the applicable base indenture;

  •
  the terms and conditions, if any, upon which the debt securities may be convertible into common stock;

  •
  whether the debt securities will be issued in certificated or book-entry form and, if the latter, the securities depositary;

  •
  whether the debt securities will be issued in denominations other than $1,000 and any integral multiple of $1,000;

  •
  the applicability of the defeasance and covenant defeasance provisions of the applicable base indenture;

  •
  the guarantors, if any, who will guarantee the debt securities and the methods of determining, and releasing, such guarantors, if any;

  •
  the trustee for that series of debt securities, if other than U.S. Bank National Association; and

  •
  any other terms of the debt securities consistent with the provisions of the applicable base indenture.

        Debt securities may be issued as original issue discount securities to be offered and sold at substantial discount from their stated principal amount. Special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

        Unless otherwise provided with respect to a series of debt securities, the debt securities will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000.

Certificated Debt Securities

        Except as otherwise provided in the applicable prospectus supplement, debt securities will not be issued in certificated form. If, however, debt securities are to be issued in certificated form, no service charge will be made for any transfer or exchange of any of those debt securities, but we may require payment of a sum sufficient to cover any tax or governmental charge payable in connection therewith.

Book-Entry Debt Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with the depositary identified in the applicable prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred. However, transfers of the whole security between the depositary for that global security and its nominees or their respective successors are permitted.

        Unless otherwise provided in the applicable prospectus supplement, The Depository Trust Company, New York, New York, which we refer to in this prospectus as DTC, will act as depositary for each series of global securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be effected only through, records maintained by DTC and its participants.

        DTC has provided the following information to us. DTC, the world's largest securities depositary, is a:

  •
  limited-purpose trust company organized under the New York Banking Law;

  •
  "banking organization" within the meaning of the New York Banking Law;

  •
  member of the U.S. Federal Reserve System;

  •
  "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act.

DTC holds and provides asset servicing for over 3.5 million of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by users of its regulated subsidiaries. Access to DTC's book-entry system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. DTC has

Standard & Poor's highest rating: AAA. The rules applicable to DTC and its direct and indirect participants are on file with the Commission.

        Principal and interest payments on global securities registered in the name of DTC's nominee will be made in immediately available funds to DTC's nominee as the registered owner of the global securities. We and the trustee will treat DTC's nominee as the owner of the global securities for all other purposes as well. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities. DTC's practice is to credit direct participants' accounts upon receipt of any payment of principal or interest on the payment date in accordance with their respective holdings of beneficial interests in the global securities as shown on DTC's records. Payments by direct and indirect participants to owners of beneficial interests in the global securities will be governed by standing instructions and customary practices. These payments will be the responsibility of the direct and indirect participants and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like amount and terms in authorized denominations only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary;

  •
  DTC ceases to be a registered clearing agency and a successor depositary is not appointed by us within 120 days; or

  •
  we determine not to require all of the debt securities of a series to be represented by a global security and notify the applicable trustee of our decision.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Merger

        Ventas, Inc. generally may not consolidate with, or sell, assign, transfer, convey, lease (other than to an unaffiliated operator in the ordinary course of business) or otherwise dispose of all or substantially all of the properties or assets of Ventas, Inc. and its restricted subsidiaries taken as a whole to, or merge with or into, any other person or entity unless:

  •
  either:

  •
  Ventas, Inc. is the surviving corporation; or

  •
  if Ventas, Inc. is not the surviving corporation, the successor person or entity is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia and such successor person or entity expressly assumes all payments on all of the debt securities and the performance and observance of all the covenants and conditions of the applicable indenture; and

  •
  neither Ventas, Inc. nor the successor person or entity is in default immediately after the transaction under the applicable indenture.

        The restrictions on Ventas, Inc.'s ability to sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets does not apply to sales, assignments, transfers, conveyances or dispositions between Ventas, Inc. and its restricted subsidiaries. If and when a successor person or entity were to assume all the obligations of the issuer(s) and the guarantors under the applicable indenture and the debt securities following a consolidation or merger, or any sale, assignment, transfer, conveyance, transfer or other disposition of 90% or more of the assets of the Ventas, Inc. in accordance with the foregoing provisions, the issuer(s) and the guarantors shall be released from those obligations.

Events of Default, Notice and Waiver

        Each base indenture provides that the following are events of default with respect to any series of debt securities issued thereunder unless the applicable prospectus supplement states otherwise:

  •
  default for 30 days in the payment of any interest on any debt security of that series;

  •
  default in the payment of the principal or premium, if any, on any debt security of that series when due and payable;

  •
  default in the making of any sinking fund payment required for any debt security of that series when due;

  •
  default in the performance of any of our other covenants in the applicable indenture that continues for 60 days after written notice, other than default in a covenant included in that indenture solely for the benefit of another series of debt securities;

  •
  the acceleration of the maturity of more than $50,000,000 in the aggregate of any of our other indebtedness, where that indebtedness is not discharged or that acceleration is not rescinded or annulled after written notice;

  •
  certain events of bankruptcy, insolvency or reorganization of Ventas, Inc. or its properties;

  •
  any guarantees of the debt securities cease to be in full force and effect or the guarantors disaffirm or deny their obligations with respect to any guarantees of the debt securities; and

  •
  any other event of default provided with respect to that particular series of debt securities and described in the applicable prospectus supplement.

        The applicable trustee generally may withhold notice to the holders of any series of debt securities of any default with respect to that series if it considers the withholding to be in the interest of those holders. However, the applicable trustee may not withhold notice of any default in the payment of the principal of, or premium, if any, or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series.

        If an event of default with respect to any series of debt securities occurs and is continuing, the applicable trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the entire principal amount of all of the debt securities of that series immediately due and payable. Subject to certain conditions, the holders of a majority in principal amount of outstanding debt securities of that series may rescind and annul that acceleration. However, they may only do so if all events of default, other than the non-payment of accelerated principal or a specified portion of accelerated principal, with respect to debt securities of that series have been cured or waived.

        Holders of a majority in principal amount of any series of outstanding debt securities may, subject to some limitations, waive any past default with respect to that series and the consequences of the default (including without limitation waivers obtained in connection with the purchase of, or tender offer or exchange offer for, such debt securities). The prospectus supplement relating to any series of debt securities which are original issue discount securities will describe the particular provisions relating to acceleration of a portion of the principal amount of those original issue discount securities upon the occurrence and continuation of an event of default. Within 120 days after the close of each fiscal year, Ventas, Inc. must file with the applicable trustee a statement, signed by certain of its officers, certifying that to their knowledge Ventas, Inc. and any applicable subsidiaries are in compliance with the applicable indenture and related debt securities, or else specifying any default.

        Except with respect to its duties in case of default, the applicable trustee is not obligated to exercise any of its rights or powers at the request or direction of any holders of any series of outstanding debt securities, unless those holders have offered the trustee reasonable security or indemnity. Subject to those indemnification provisions and limitations contained in each indenture, the holders of a majority in principal amount of any series of the outstanding debt securities issued thereunder may direct any proceeding for any remedy available to the applicable trustee, or the exercising of any of the trustee's trusts or powers.

Modification of the Indentures

        Modifications and amendments of each indenture may be made only, subject to some exceptions, with the consent of the holders of a majority in aggregate principal amount of all outstanding debt securities issued under that indenture which are affected by the modification or amendment (including without limitation consents obtained in connection with the purchase of, or tender offer or exchange offer for, such debt securities). However, unless the applicable prospectus supplement states otherwise, the holder of each affected debt security must consent to any modification or amendment of the applicable indenture that:

  •
  reduces the principal amount of debt securities of that series whose holders must consent to a modification or an amendment;

  •
  reduces the principal of or changes the fixed maturity of that debt security or alters the provisions with respect to the redemption of that debt security;

  •
  reduces the rate of or changes the time for payment of interest on that debt security;

  •
  reduces the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of its maturity or would be provable in bankruptcy;

  •
  waives a default or event of default in the payment of principal of, or interest or premium, or additional amounts, if any, on the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities affected thereby and a waiver of the payment default that resulted from such acceleration);

  •
  makes that debt security payable in a currency other than that stated in that debt security;

  •
  makes any change in the provisions of that indenture relating to waivers of past defaults or the rights of holders of debt securities to receive payments of principal of, or interest or premium, or additional amounts, if any, on the debt securities;

  •
  releases any guarantor from any of its obligations under its guarantee of the debt securities or under that indenture except in accordance with the terms of that indenture;

  •
  makes any change in the amendment and waiver provisions set forth above; or

  •
  in the case of subordinated debt securities, subordinates the indebtedness evidenced by that debt security to any of our other indebtedness other than the senior indebtedness.

        The issuer(s) and the applicable trustee may amend each indenture without the consent of the holders of any debt securities in certain limited circumstances, such as:

  •
  to evidence the succession of another entity to Ventas, Inc. and the assumption by the successor of the covenants of Ventas, Inc. contained in the applicable indenture;

  •
  to secure the debt securities issued under the applicable indenture; and

  •
  to cure any ambiguity or defect or to correct or supplement any provision in the applicable indenture which may be inconsistent with any other provision of that indenture.

Defeasance and Covenant Defeasance

        When the issuer(s) establish a series of debt securities, they may provide that the debt securities of that series are subject to the defeasance and discharge provisions of the applicable indenture. If those provisions are made applicable, the issuer(s) may elect either:

  •
  to defease and, together with all guarantors (if any), be legally released from, subject to some limitations, all of their respective obligations with respect to the debt securities of that series; or

  •
  to be released from the obligations to comply with specified covenants and eliminate certain events of default relating to the debt securities of that series as described in the applicable prospectus supplement.

        To effect defeasance or covenant defeasance, the issuer(s) must irrevocably deposit in trust with the applicable trustee an amount in any combination of funds or government obligations, which, through the payment of principal and interest in accordance with their terms, will provide money sufficient to make payments on the debt securities of that series and any mandatory sinking fund or analogous payments on the debt securities of that series.

        Upon such defeasance, the issuer(s) will not be released from obligations:

  •
  to pay additional amounts, if any, on the debt securities of that series upon the occurrence of some events;

  •
  to register the transfer or exchange of the debt securities of that series;

  •
  to replace some of the debt securities of that series;

  •
  to maintain an office relating to the debt securities of that series; or

  •
  to hold moneys for payment in trust.

        To establish such a trust the issuer(s) must, among other things, deliver to the applicable trustee an opinion of counsel to the effect that the holders of the debt securities of that series:

  •
  will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance; and

  •
  will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance, the opinion of counsel must be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the applicable indenture.

        Government obligations generally mean securities which are:

  •
  direct obligations of the U.S. or of the government which issued the foreign currency in which the debt securities of a particular series are payable, in each case, where the issuer has pledged its full faith and credit to pay the obligations; or

  •
  obligations of an agency or instrumentality of the U.S. or of the government which issued the foreign currency in which the debt securities of that series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the U.S. or that other government.

In any case, the issuer of government obligations cannot have the option to call or redeem the obligations. In addition, government obligations include, subject to certain qualifications, a depository receipt issued by a bank or trust company as custodian with respect to any government obligation or a specific payment of interest on or principal of any such government obligation held by the custodian for the account of a depository receipt holder.

        If the issuer(s) effect covenant defeasance with respect to the debt securities of any series, the amount on deposit with the applicable trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity. However, the debt securities of that series may become due and payable prior to their stated maturity if there is an event of default with respect to a covenant from which the issuer(s) have not been released. In that event, the amount on deposit may not be sufficient to pay all amounts due on the debt securities of that series at the time of the acceleration and the holders of those debt securities will be required to look to the issuer(s) and the guarantors, if any, for repayment of any shortfall.

        The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above.

Ranking

        Each series of senior debt securities will constitute senior indebtedness and will rank equally with each other series of senior debt securities and other senior indebtedness and senior to all subordinated indebtedness, including, but not limited to, all subordinated debt securities. Each series of subordinated debt securities will constitute subordinated indebtedness and will rank equally with each other series of subordinated debt securities but subordinate to all senior indebtedness.

        Payments on the subordinated debt securities will be subordinated to the senior indebtedness of the issuer(s) and the guarantors, if any, described under "Guarantees" below, whether outstanding on the date of the subordinated indenture or incurred after that date. At December 31, 2008, we had $3.1 billion of senior indebtedness outstanding. The prospectus supplement relating to each issuance of subordinated debt securities will specify the aggregate amount of our outstanding indebtedness as of the most recent practicable date that would rank senior to the subordinated debt securities.

        If any of the following events occur, the holders of senior indebtedness must receive payment of the full amount due on the senior indebtedness, or that payment must be duly provided for, before the issuer(s) may make payments on the subordinated debt securities:

  •
  any distribution of our assets upon our liquidation, reorganization or other similar transaction except for a distribution in connection with a merger or other transaction complying with the covenant described above under "Merger";

  •
  the occurrence and continuation of a payment default on any senior indebtedness; or

  •
  a declaration of the principal of any series of subordinated debt securities, or, in the case of original issue discount securities, the portion of the principal amount specified under their terms, as due and payable, that has not been rescinded and annulled.

        However, if the event is the acceleration of any series of subordinated debt securities, only the holders of senior indebtedness outstanding at the time of the acceleration of those subordinated debt securities, or, in the case of original issue discount securities, that portion of the principal amount specified under their terms, must receive payment of the full amount due on that senior indebtedness, or such payment must be duly provided for, before the issuer(s) make payments on the subordinated debt securities.

        As a result of the subordination provisions, some of our general creditors, including holders of senior indebtedness, may recover more, ratably, than the holders of the subordinated debt securities in the event of insolvency.

        For purposes of the subordinated indenture, "senior indebtedness" of the issuer(s) and the guarantors means the following indebtedness or obligations:

  •
  the principal of and premium, if any, and unpaid interest on indebtedness for money borrowed;

  •
  purchase money and similar obligations;

  •
  obligations under capital leases;

  •
  guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which the issuer(s) or the guarantors are responsible for the payment of, the indebtedness of others;

  •
  renewals, extensions and refundings of the foregoing indebtedness;

  •
  interest or obligations in respect of the foregoing indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings; and

  •
  obligations associated with derivative products.

        However, indebtedness or obligations do not constitute senior indebtedness if the instrument by which the issuer(s) or the guarantors become obligated for that indebtedness or those obligations expressly provides that that indebtedness or those obligations are junior in right of payment to any other indebtedness or obligations of the issuer(s) or the guarantors, as applicable.

Convertible Debt Securities

        Unless otherwise provided in the applicable prospectus supplement, the following provisions will apply to debt securities of Ventas, Inc. that will be convertible into Ventas, Inc. common stock.

        The holder of unredeemed convertible debt securities may, at any time during the period specified in the applicable prospectus supplement, convert those convertible debt securities into shares of Ventas, Inc. common stock. The conversion price or rate for each $1,000 principal amount of convertible debt securities will be specified in the applicable prospectus supplement. The holder of a convertible debt security may convert a portion of the convertible debt security which is $1,000 principal amount or any integral multiple of $1,000. In the case of convertible debt securities called for redemption, conversion rights will expire at the close of business on the date fixed for the redemption. However, in the case of repayment at the option of the applicable holder, conversion rights will terminate upon receipt of written notice of the holder's exercise of that option.

        The conversion price or rate may be subject to adjustment in certain events, as specified in the applicable indenture, including:

  •
  the issuance of shares of Ventas, Inc. common stock as a dividend on the common stock;

  •
  subdivisions and combinations of Ventas, Inc. common stock;

  •
  the issuance to all holders of Ventas, Inc. common stock of rights or warrants entitling such holders for a period not exceeding 45 days to subscribe for or purchase shares of common stock at a price per share less than its current per share market price; and

  •
  the distribution to all holders of Ventas, Inc. common stock of:

  (1)
  shares of Ventas, Inc. capital stock, other than common stock;

    (2)
    evidence of our indebtedness or assets excluding cash dividends or distributions paid from our retained earnings; or

    (3)
    subscription rights or warrants other than those referred to above.

        However, we will not be required to make any adjustment of the conversion price or rate of less than 1%. Fractional shares of common stock will not be issued upon conversion. In place of fractional shares, we will pay a cash adjustment. Unless otherwise specified in the applicable prospectus supplement, debt securities surrendered for conversion between any record date for an interest payment and the related interest payment date must be accompanied by payment of an amount in cash equal to the interest payment on the surrendered debt security. However, that payment does not have to accompany debt securities surrendered for conversion if those debt securities have been called for redemption during that period. Furthermore, upon conversion of any original issue discount security, the fixed number of shares of common stock into which such original issue discount security is convertible will first be applied to the portion attributable to the accrued original issue discount relating to the period from the date of issuance to the date of conversion of the original issue discount security, and, second, to the portion attributable to the balance of the principal amount of such debt securities.

Guarantees

        If the applicable prospectus supplement relating to a series of debt securities provides that those debt securities will have the benefit of a guarantee by Ventas, Inc., Ventas Realty and/or any of Ventas, Inc.'s then existing or future subsidiaries, then the debt securities will be fully and unconditionally guaranteed by Ventas, Inc., Ventas Realty and/or such guarantor subsidiaries, as applicable. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The guarantees will be general obligations of each guarantor. The guarantees will be joint and several obligations of the guarantors. If a series of debt securities is so guaranteed, a supplemental indenture to the applicable base indenture will be executed by each guarantor. Ventas, Inc. and the Subsidiary Guarantors are guarantors under the indentures governing our existing senior notes. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. A guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge into another company, other than an issuer or another guarantor, unless the person acquiring the property in any such sale or disposition or the person formed by or surviving any such consolidation or merger assumes all of the obligations of that guarantor pursuant to a supplemental indenture satisfactory to the applicable trustee, and only if immediately after giving effect to the transaction, no default or event of default would exist. The terms of any guarantee and the conditions upon which any guarantor may be released from its obligations under that guarantee will be set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

        We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, including to a limited number of institutional purchasers, to a single purchaser or to our affiliates and stockholders, (3) through agents or (4) through a combination of any of these methods. The prospectus supplement relating to any offering will set forth the following information:

  •
  the terms of the offering;

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  the names of any underwriters, dealers or agents;

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  the name or names of any managing underwriter or underwriters;

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  the purchase price or initial public offering price of the securities;

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  the net proceeds from the sale of the securities;

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  any delayed delivery arrangements;

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  any underwriting discounts, commissions and other items constituting underwriters' compensation;

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  any initial public offering price;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any commissions paid to agents.

Sale through Underwriters or Dealers

        If any securities are offered through underwriters, the underwriters will acquire the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer and sell securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise provided in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and dealers may receive compensation from the underwriters in the form of discounts or concessions. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        In order to facilitate the offering of securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the securities for their account. In addition, to cover over-allotments or to stabilize the price of the shares, the underwriters may bid for, and purchase, shares in the open market. Finally, an underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed shares in transactions to cover syndicate short positions, in stabilization transactions, or otherwise. Any of these activities may stabilize or maintain the market price of the offered securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities offered pursuant to this prospectus.

        If any securities are offered through dealers, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale.

Direct Sales and Sales through Agents

        We may sell the securities directly to purchasers. If the securities are sold directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities, we will describe the terms of any such sales in the applicable prospectus supplement. We may also sell the securities through agents designated from time to time. Sales may be made by means of ordinary brokers' transactions on the New York Stock Exchange at market prices, in block transactions and such other transactions as agreed by us and any agent. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless otherwise provided in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Remarketing Arrangements

        Offered securities may also be offered and sold, if we so indicate in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters of the offered securities under the Securities Act.

Delayed Delivery Contracts

        If we so indicate in the applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement will describe the conditions to those contracts and the commission payable for solicitation of those contracts.

General Information

        We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

        Each underwriter, dealer and agent participating in the distribution of any of the securities that are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, securities in bearer form in the United States or to United States persons, other than qualifying financial institutions, during the restricted period, as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7).

 VALIDITY OF THE OFFERED SECURITIES

        Willkie Farr & Gallagher LLP, New York, New York will issue an opinion for Ventas, Inc., Ventas Realty, Ventas Capital and the Subsidiary Guarantors about the legality of certain of the offered securities. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K, as amended by the Annual Report on Form 10-K/A, for the year ended December 31, 2008 and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

        We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available over the Internet on the Commission's website at www.sec.gov. You also may read and copy any documents that we file at the Commission's public reference rooms at 100 F Street, NE, Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information about their public reference rooms, including copy charges. You can also obtain information about us from the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Information about us is also available on our website at www.ventasreit.com. Information on our website is not incorporated by reference herein and our web address is included as an inactive textual reference only.

        We are incorporating by reference in this prospectus the information we file with the Commission. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We are incorporating by reference our documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until all of the securities offered under this prospectus are sold:

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  Our Annual Report on Form 10-K for the year ended December 31, 2008, as amended by our Annual Report on Form 10-K/A;

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  Our Current Reports on Form 8-K filed on February 12, 2009 (however, we do not incorporate by reference any information under Item 2.02, Results of Operations and Financial Condition or under Item 7.01, Regulation FD Disclosure), March 31, 2009 and April 3, 2009;

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  Our Proxy Statement for our 2009 Annual Meeting of Stockholders, filed with the Commission on March 25, 2009; and

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  The description of our common stock set forth in our Registration Statement on Form 8-A filed with the Commission on January 23, 1992, as amended.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

General Counsel
Ventas, Inc.
10350 Ormsby Park Place
Suite 300
Louisville, Kentucky 40223
(502) 357-9000

        No separate financial statements of Ventas Realty or Ventas Capital have been included herein. It is not expected that Ventas Realty or Ventas Capital will file reports, proxy statements or other information under the Exchange Act with the Commission.

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

12,750,000 Shares

Ventas, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

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April 7, 2009